        U.S. Securities and Exchange Commission Washington, D.C. 20549

                                   FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                (Amendment No.  )
                                              --
                           DYNATEC INTERNATIONAL, INC.

UTAH                                       3661              87-0367267
------------------------------  ---------------------------- -------------------
(State or Jurisdiction of       (Primary Standard Industrial (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

3820 GREAT LAKES DRIVE, SALT LAKE CITY, UT 84120             TEL. (801) 973-9500
--------------------------------------------------------------------------------
(Address and telephone number of principal executive officers)

SAME
--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

BRUCE L. DIBB, 311 S. STATE, SUITE 380, SALT LAKE CITY, UT 84111  (801) 531-6600
--------------------------------------------------------------------------------
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public:   August 21, 1998

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
Title of each    Amount to be     Proposed      Proposed          Amount
class of         registered       Maximum       maximum           of
securities to                     offering      aggregate         registration
be registered                     price per     offering          fee
                                  unit          price (1)
-------------    -------------    ---------     --------------    --------------
Common Stock     $5,263,336.00    Variable      $17,817,500.00    $5,260.00
--------------------------------------------------------------------------------

----------------

     (1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933. The above calculation is based on the closing bid price of the Common Stock reported in Bloomberg L. P. on May 21, 1998

           THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 (a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8 (a), MAY DETERMINE.

                       PROSPECTUS  DATED AUGUST __, 1998

                                   Form SB-2

        Up to 5,263,336 Shares of Common Stock Issued, Or To Be Issued,
             Pursuant to Various Options and Subscriptions Rights

                          DYNATEC INTERNATIONAL, INC.
                              A Utah corporation

                            3820 Great Lakes Drive
                           Salt Lake City, UT 84120
                                (801) 973-9500

                  100,000,000 Shares Authorized, at $0.01 Par

       The Company trades on the National Association of Securities Dealers Small Capitalization Market-"NASDAQ-SmallCap." under the trading symbol "DYNX."

       Eighty Thousand shares are being currently registered as issued to a placement agent for a group of private investors (the "Investors") incident to an earlier Private Placement with registration rights. The Company will in the future issue up to Three Million Seventeen Thousand additional shares to the Investors as such future stock rights may be exercised by the Investors or the Company pursuant to an updated version of this Prospectus. See Summary of Offering at page 2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        This offering involves certain risk factors disclosed at page 7.


Number of Shares(1)    Offering Price(2)      Underwriting       Proceeds to
                                              Commissions(3)     Company(4)
-------------------------------------------------------------------------------
5,263,336 Shares       Variable               N/A                Up to
(Maximum)                                                        $17,817,500.00
-------------------------------------------------------------------------------

       (1) The maximum total shares which may be issued is premised upon the assumption that Investors will exercise all subscription rights and the Company will exercise all put options, as described in this offering.

       (2) The price at which various shares of the Company may be acquired pursuant to this offering vary according to certain contingencies, primarily the market price at certain prescribed dates. See Terms of the Offering.

       (3) The Company is not directly paying commissions related to this registration, nor retaining any underwriter. However, various cash and stock placement fees or incentives have been or will be paid to a third party placement agent incident to the Private Placement upon the exercise of the rights. The net proceeds have been adjusted for these payments.

       (4) Net proceeds may vary based upon the number of shares actually acquired pursuant to the exercise of the rights described in this Prospectus. This amount represents the maximum gross proceeds to the Company.

                               SUMMARY OF OFFERING

THIS OFFERING IS SOLELY FOR THE PURPOSE OF REGISTERING SHARES ALREADY ISSUED PURSUANT TO A PRIVATE PLACEMENT, OR TO BE ISSUED PURSUANT TO SUCH PRIOR PRIVATE PLACEMENT. HENCE, NO NEW CAPITAL IS BEING CURRENTLY RAISED PURSUANT TO THIS OFFERING, EXCEPT AS ADDITIONAL MONEY WILL BE PAID FOR THE EXERCISE OF THE FUTURE STOCK RIGHTS AS DESCRIBED HEREIN.

           On May 21, 1998, the Company entered into a Convertible Debenture and Equity Line of Credit Agreement ("Credit Agreement") with a group of five investors (the "Investors") who had not previously been shareholders of the Company. Pursuant to the Credit Agreement, the Investors purchased on May 22, 1998, Convertible Debentures in the aggregate face amount of $1,500,000.00. The Investors have also agreed to purchase additional Convertible Debentures in the aggregate face amount of $500,000.00 within five trading days of the effective date of the Registration Statement, of which this Prospectus is a part.

           Under the Credit Agreement, the Company may receive additional capital funding up to an aggregate amount of $10,000,000.00 pursuant an Equity Line of Credit. The Equity Line of Credit is essentially the contractual agreement of the Investors to purchase additional shares of common stock of the Company at sales prices determined at the time that the Company chooses to exercise the line of credit. Each exercise is defined as a "put" of common stock. The transaction is referred to as an equity line of credit because the agreement allows the Company to draw down additional funding through the prearranged sale of equity securities of the Company. The Company is required to put to the Investors at least $1,000,000 of common stock under the Equity Line of Credit and has the right to exercise additional puts during the term of the two year commitment period of the Credit Agreement. Such two year period begins on the effective date of the Registration Statement.

           In addition to the Convertible Debentures and the Equity Line of Credit, the Company has issued certain restricted common stock of the Company (the "Placement Stock"), Class A Warrants (the "A Warrants") and Class B Warrants (the "B Warrants") to the Investors and to Settondown Capital International Ltd. (the "Placement Agent"). The A Warrants and the B Warrants are sometimes collectively referred to in the Prospectus as the "Warrants."

                         SUMMARY OF REGISTRATION RIGHTS

           All of the foregoing stock and rights to obtain stock of the Company were issued, or are to be issued, in an unregistered private placement (the "Private Placement"). The Company has agreed to register the Placement Stock, and the shares underlying the Convertible Debentures, the Warrants and the Equity Line of Credit. Such Registration is to be made pursuant to a Registration Statement filed under the Securities Act of 1933. This Prospectus is a part of the Registration Statement.

           The following table sets out, in an abbreviated fashion, the general terms of the Private Placement and the shares which are or will become subject to registration pursuant to the Registration Statement and subject to resale pursuant to this Prospectus. A more complete description of each of these particular investments, and their attendant exercise rights, is contained in the subsequent narrative sections of this Prospectus: A chart providing the identity of the Investors; the entities that are the beneficial owners of the securities described below; and that portion of the securities owned by each entity is set forth at page 12 under the heading "Selling Security Holders."

--------------------------------------------------------------------------------------------
Component   Issuance                 Number of Shares or    Exercise Price
                                     Amount of
                                     Transaction
--------------------------------------------------------------------------------------------
1           Equity Line of Credit    $1,000,000 to          80% of market price on
                                     $10,000,000            date of put
--------------------------------------------------------------------------------------------
2           Convertible Debentures   $1,500,000             Conversion at lesser of $6.50
            issued May 22, 1998                             or 75% of the average of the
                                                            three lowest closing bid prices
----------------------------------------------------------- during the ten day trading
3           Convertible              $500,000               period before conversion,
            Debentures(1)                                   which period increases to
                                                            twenty two days over the term
                                                            of the Convertible Debentures.
--------------------------------------------------------------------------------------------
4           A Warrants               300,000 shares         $6.50 per share
--------------------------------------------------------------------------------------------
5           A Warrants               100,000 shares         100% of closing bid price on
                                                            the day before the closing of
                                                            the Debentures referred to as
                                                            component 3 of this table.
--------------------------------------------------------------------------------------------
6           B Warrants               450,000 shares         $7.15 per share
--------------------------------------------------------------------------------------------
7           Common Stock             20,000 shares          NA
--------------------------------------------------------------------------------------------
8           Common Stock             60,000 shares(2)       NA
--------------------------------------------------------------------------------------------

         (1) To be issued within five trading days of the effective date of the Registration Statement.
         (2) To be issued in increments of 6,000 shares upon the put of each $1.0 million under the Equity Line of Credit.

           Since various of the subscription rights may or will require the future issuance of shares pursuant to this Prospectus, this registration should be considered as a continuing or "shelf registration" such that the provisions of the Registration Statement may be required to be updated periodically to complete the registration of future shares issued pursuant to one or more of the prospective subscription rights or entitlements.

           Further, other persons purchasing shares of the Company from the Investors or their assigns within 90 days of their sale or issuance to the Investors in this offering should be supplied a copy of this Prospectus and may rely on its contents.

           The Company cannot make an accurate prediction of what effect, if any, the exercise of future stock subscription rights or options may have on the profitability of the Company or market value of the Company's shares. To the extent these factors are not completely known, they should be considered a risk factor to both existing shareholders and those acquiring shares pursuant to this Registration Statement. If all shares are issued and all potential subscription rights or options are exercised pursuant to this Registration Statement, there would be issued approximately 3,097,000 additional shares in the Company which would constitute, when added to current issued and outstanding shares, 52.7% of the issued and outstanding shares of the Company.

           If only the mandatory put of $1,000,000 is exercised by the Company, and all conversion rights and warrants are exercised, there could be issued approximately 1,489,500 additional shares in the Company. When added to current issued and outstanding shares, this would constitute 34.9 % of the issued and outstanding shares of the Company.

           A precise calculation of the number of shares of stock which may be issued under the various instruments discussed in this Prospectus cannot be made because the number of shares of common stock issued under the Convertible Debentures and under the Equity Line of Credit is, in part, dependant on the trading price of the stock at the time of the exercise of the conversion rights under the Debentures or at the time of the exercise of a put (the "Put Date") under the Equity Line of Credit. The foregoing estimates of shares to be issued are based upon an assumed stock price of $7.00 on the conversion dates and on the Put Dates. Further uncertainty exists with regard to the number of shares which may be issued because no assurance can be given as to whether all or any of the rights to stock may be exercised under the Warrants which have been issued in the transaction.

           Since the shares to be acquired will most likely be acquired at discounts to prevailing market prices there will most typically be some dilution to existing shareholders. The shareholders holding the subscription rights will most likely also incur some immediate dilution to the investment price paid by them upon purchase. See Dilution Section.

           THE CONVERTIBLE DEBENTURES. On May 22, 1998, the Company issued $1,500,000 of Convertible Debentures to the Investors pursuant to the Credit Agreement. Additional Convertible Debentures in the face amount of $500,000 are to be issued within five days of the effective date of the Registration Statement. The Company received $1,335,000.00, after the payment of private placement costs, on the May 22, 1998 Convertible Debentures, and will receive $445,000.00, after the payment of private placement costs, on the additional Convertible Debentures.

           No cash premium or interest is to be paid on the Convertible Debentures, if a conversion is elected by the debenture holders during the three year term of the Convertible Debentures. However, the Convertible Debentures provide that each Debenture shall be convertible into that number of shares of fully paid and nonassessable shares of common stock which is to be derived from dividing the Conversion Amount by the Conversion price. For purposes of the Convertible Debentures, the Conversion Amount shall mean the principal dollar amount of the Debenture being converted, plus a premium on that amount, which will accrue at a rate of twelve (12%) percent per annum from the date the Debenture was issued until the effective date of the Registration Statement, at which time the accrual rate shall be reduced to six (6%) percent per annum until the Debenture is fully converted. The Conversion Price shall be equal to the lesser of: (i) seventy five (75%) percent of the average of the three lowest closing bid prices of the Common Stock during the ten day trading period immediately preceding the Conversion Date (referred to as the "Lookback Period"), or (ii) one hundred (100%) percent of the closing bid price on the trading day immediately preceding the Closing Date. For the purposes of the May 22, 1998 Convertible Debentures, the amount referred to in item (ii) in the preceding sentence is $6.50. In the event a Debenture is still outstanding on the first day of the fifth month after the date the Debenture was issued, the Lookback Period will be increased by two trading days, and will continue to be increased by two trading days for every month thereafter that the Debenture is outstanding, until the Lookback Period equals a maximum of twenty two (22) trading days. The closing bid price shall be deemed to be the reported last bid price as reported by Bloomberg LP.

           THE WARRANTS. On the May 22, 1998 closing date of the $1,500,000 Convertible Debentures, the Company issued Class A Warrants providing for the acquisition of 300,000 shares of the common stock of the Company at an exercise price of $6.50 per share. The Company also issued Class B Warrants providing for the acquisition of 450,000 shares of the common stock of the Company at $7.10 per share. On the closing date of the $500,000 Convertible Debentures, the Company will issue additional Class A Warrants providing for the acquisition of 100,000 shares of the common stock of the Company. The exercise price for these last Class A Warrants shall be fixed at one hundred percent of the closing bid price of the stock of the Company on the date prior to the closing of the $500,000 Convertible Debentures. This closing is to take place within five days of the effective date of the Registration Statement, of which this Prospectus is a part. All Warrants have a three year term from the date they are issued.

           THE EQUITY LINE OF CREDIT. An important factor in the capital raising function of the transaction described in this Prospectus is the ability of the Company to place with the Investors additional shares of stock and to receive the purchase price for such shares under the Equity Line of Credit. The purchase price (the "Put Market Price") of the shares placed pursuant to a put under the Equity Line of Credit is determined from a six day trading period (the "Valuation Period") beginning three trading days immediately preceding, and ending on the second trading day following the trading day on which a notice (the "Put Notice") is delivered by the Company to the Investors for the exercise of the put rights of the Company under the Equity Line of Credit. The Company may exercise multiple puts under the Equity Line of Credit, and has an obligation to exercise puts aggregating at least $1,000,000.

           The dollar amount of any put exercised under the Equity Line of Credit is limited by the closing price of the stock of the Company on such Put Date and upon the 30 day average daily trading volume on such Put Date, as set forth in the table below:

----------------  --------------  --------------  -------------  --------------
                  30-Day Avg.     30-Day Avg.     30-Day Avg.    30-Day Avg.
                  Daily Trading   Daily Trading   Daily Trading  Daily Trading
 Closing Price    Volume          Volume          Volume         Volume
                  7,500-25,000    25,001-50,000   50,001-75,000  75,001-Above
----------------  --------------  --------------  -------------  --------------
$3.00 - $6.00     $  600,000      $  750,000      $1,000,000     $1,250,000
----------------  --------------  --------------  -------------  --------------
$6.01 - $8.00     $  750,000      $1,000,000      $1,250,000     $1,500,000
----------------  --------------  --------------  -------------  --------------
$8.01 - $10.00    $1,000,000      $1,250,000      $1,500,000     $1,750,000
----------------  --------------  --------------  -------------  --------------
$10.01 - $12.00   $1,250,000      $1,500,000      $1,750,000     $2,000,000
----------------  --------------  --------------  -------------  --------------
$12.01 - $14.00   $1,500,000      $1,750,000      $2,000,000     $2,250,000
----------------  --------------  --------------  -------------  --------------
$14.01 - ABOVE    $1,750,000      $2,000,000      $2,250,000     $2,500,000
----------------  --------------  --------------  -------------  --------------

                                  RISK FACTORS

       THE FOLLOWING REPRESENTS MANAGEMENT'S VIEW OF THE MORE SIGNIFICANT
RISK FACTORS THAT SHOULD BE CONSIDERED IN THIS OFFERING, BUT DOES NOT PURPORT TO BE AN EXCLUSIVE LISTING OF ALL POTENTIAL RISK FACTORS. CONSEQUENTLY, EACH INVESTOR SHOULD REVIEW CAREFULLY ALL PARTS OF THE OFFERING MEMORANDUM IN ADDITION TO REVIEWING THE FOLLOWING:

       a.  GENERAL BUSINESS RISKS

           (1) DEVELOPING MARKETS AND COMPETITION. The Company primarily produces and distributes telephone accessory products, as well as some general diversified consumer and business products. Because a significant portion of the Company's products are dependent upon the telecommunications industry, the emphasis on this market sector must be considered a risk factor not only because of the substantial reliance on a single market sector, but because this is a rapidly developing technological area in which the Company may face obsolescence of its accessory products, or to one or more of the core products to which it is an accessory distributor. Also, the Company is primarily in an industry which employs molded plastic product devices. This is an industry in which there is substantial international competition and in which there is relative ease of entry. As a result, the Company may face substantial future potential competition in its markets which may adversely affect future profitability.

           (2) GOVERNMENT REGULATION. Various aspects of the industries in which the Company has historically engaged have been subject to both domestic and foreign government regulation. Examples of domestic regulation would include regulation by the Federal Trade Commission (FTC), the Federal Communications Commission
                (FCC) as well as ongoing regulations by various taxing authorities, such as the Internal Revenue Service, (IRS), and regulation by the Securities and Exchange Commission (SEC) as a public company. At present, the Company and its trading activities are the subject of review by the SEC.

       b.  PARTICULAR RISK OF THIS OFFERING

           (1) ARBITRARY OFFERING PRICE. The offering price of the Company's stock which will be registered pursuant to this registration has been arbitrarily set by negotiation between the Investors and the Company and may not necessarily reflect the market price of the shares at the time issued. As a result, the issuance of shares pursuant to this registration may cause an adverse affect upon the market price of the Company's stock at the time issued.

           (2) DILUTION. As various shares may be issued pursuant to this registration at prices below the market valuation of the stock, or below prices for which other investors have previously invested, the issuance of stock in this offering may constitute dilution to existing shareholders. The exercise of the options or stock pursuant to this offering may also constitute a dilution factor to the investors. See Dilution Section.

           (3) FUTURE CAPITALIZATION. No present or prospective shareholder in the Company should deem that the receipt of proceeds now or in the future from the private placement offering to which this registration is applicable necessarily constitutes an assurance of sufficient future capital for the Company to meet its growth and operating needs. Moreover, the issuance of shares in the present placement may have an adverse affect upon the future ability of the Company to raise capital through subsequent registrations.

           (4) OPERATING LOSS. While the Company is optimistic about its present revenue and income growth, it did incur a net loss for the last reported calendar year. No assurance as to future profitability can be given.

           (5) EXERCISE OF OPTIONS. While the present agreement by the Company with Investors requires certain minimum future capital participation by those Investors, no warranty can be given concerning the Investors future performance.

       c.  SECURITIES RISK FACTORS.

           (1) LIMITED MARKET. The Company has a limited public market and the issuance of shares pursuant to this registration may adversely affect the price of shares currently issued and outstanding, or adversely affect the ability of the Company to raise future capital through equity offerings.

           (2) UPDATING OF MATERIAL. This is essentially a "shelf registration" in which the Company will be required to keep updating the offering material during the pendency of the outstanding options or rights to purchase future shares as explained in this Offering. This type of offering constitutes a risk factor due to the cost and effort required of the Company in maintaining an "open registration" until all stock rights are vested.

                                 USE OF PROCEEDS

           Proceeds of this offering must be thought of both in terms of monies received to date for which shares are being registered herein, as well as future proceeds which will be received from the exercise of stock rights or options.

           One Million Five Hundred Thousand Dollars of the proceeds from the private placement have been received to date from the sale of the convertible debentures which may subsequently be converted into equity securities pursuant to the terms of this registration. An additional Five Hundred Thousand Dollars will be received within five days of the effective date of this Registration Statement.

            In addition to these funds, a maximum of $15,817,500 may be received by the Company if all of the Warrants and put rights under the Equity Line of Credit are fully exercised at the maximum potential share price under the terms of the registration.

           The $1,500,000 received to date has been used primarily for inventory acquisition and operating costs related to the flashlight production division of the Company. It is anticipated that the additional $500,000 to be received within five days of the effective date of this registration will be used for substantially similar purposes.

           The prospective $15,817,500 maximum amount which may be received for the future conversion or option rights will be used primarily for inventory expansion; and, to a lesser degree, for advertising, research and development and capital expansion projects of the Company. IT SHOULD BE UNDERSTOOD THAT THE FOREGOING CONSTITUTES MANAGEMENT'S BEST PRESENT FORECAST OR PREDICTION OF THE OPTIMUM USE OF PROCEEDS, AND MANAGEMENT RESERVES THE RIGHT TO ALTER OR AMEND SUCH USE IN THE EXERCISE OF SOUND BUSINESS DISCRETION.

                                 DIVIDEND POLICY

           The Company does not anticipate declaring or paying cash dividends in the foreseeable future. In addition, the Company's existing credit facilities prohibit the payment of dividends.

                           PRICE RANGE OF COMMON STOCK

           The following table sets forth the high and low sale prices of the Common stock as reported by the Nasdaq SmallCap Market, where the Common stock trades under the Symbol "DYNX." The Referenced quotations do not reflect inter-dealer prices, dealer retail markup, markdown, or commissions, and may not necessarily represent actual transactions.

                           PRICE RANGE OF COMMON STOCK


--------------------------------------------------------------------
--------------------------------------------------------------------
Quarter & Year            Market High             Market Low
--------------------------------------------------------------------
2nd 1996                     $4.13                  $3.88
--------------------------------------------------------------------
3rd 1996                     $4.00                  $3.38
--------------------------------------------------------------------
4th 1996                     $3.00                  $2.25
--------------------------------------------------------------------
1st 1997                     $5.75                  $2.63
--------------------------------------------------------------------
2nd 1997                    $11.00                  $5.75
--------------------------------------------------------------------
3rd 1997                    $10.69                  $4.00
--------------------------------------------------------------------
4th 1997                     $8.81                  $4.50
--------------------------------------------------------------------
1st 1998                     $7.88                  $6.06
--------------------------------------------------------------------
--------------------------------------------------------------------


                         DETERMINATION OF OFFERING PRICE

           The offering price for shares issued or to be issued under this registration was derived from private negotiations between the Company and the investors, and does not necessarily reflect the value of the Company's shares based upon net worth. The exercise price for the A Warrants was set at the closing bid price of the stock on May 21, 1998. The exercise price for the B Warrants was set at 110% of the closing bid price of the stock on May 21, 1998. The conversion price of the Debentures and the exercise price for the shares to be sold pursuant to the Equity Line of Credit are to be determined at prices discounted to the market price of the stock.The price of shares to be sold in this offering should generally be considered to be an arbitrary price established by arms length negotiations between the Company and the Investors.

           Various of the shares to be issued in the future have triggering mechanisms which are tied to the actual prevailing price of the stock. See particularly Summary of Registration Rights on page 2 of this prospectus.

                                    DILUTION

           Dilution is typically defined as the measure of the decrease in the value of an investor's shares when contrasted with the actual subscription or investment price to the investor. For illustration purposes only, if an investor were to purchase shares at an offering price of $1 per share, and the Company's net worth per share was $0.75 immediately following the close of the offering, then the investor would incur a dilution of $0.25 per share or 25%.

           Net worth is typically defined as total assets minus total liabilities. Net worth per share would be the derived net worth figure divided by all outstanding shares.

           Dilution most frequently occurs in offerings because there are various shares which have been previously issued for intangible consideration, or at a discount to subsequent subscription rates; or, alternatively, the Company has a small or negative net worth per share at the time of the offering when compared to the price at which shares are sold.

           In this Offering, the shareholders are acquiring shares pursuant to the registration rights from the prior private placement funding, or will acquire shares pursuant to future stock options or rights. Because the majority of the shares will be acquired in the future, it is difficult to generally predict dilution, and impossible to give exact dilution figures. However, based solely on the present net worth per share of the Company, and assuming the maximum number of potential shares acquired at current prices, it is possible to project the following PRO FORMA dilution.

           Based upon the current net worth of the Company per share and assuming the present exercise of all shares acquired pursuant to this registration on a theoretical basis at an estimated average exercise price of $5.75, the dilution from the estimated average price per share would be 37.4% or an average dilution per share of $2.15.

           The Company has not determined at the date of this Prospectus the amount of the proceeds from the issuance of the Convertible Debentures that should be allocated to the value of the detachable Warrants issued in conjunction with the Convertible Debentures.

                            SELLING SECURITY HOLDERS

           Substantially all of the shares to be registered pursuant to the Registration Statement of the Company have not been issued as of the original effective date of the registration, but are to be issued under the Convertible Debentures and Warrants at the election of the Investors or of the Placement Agent, or issued under the Equity Line of Credit at the election of the Company.

           The five initial Investors are the first five entities listed in the table below. Shares issued under the Equity Line of Credit pursuant to the election of the Company will generally be issued in the names of such initial Investors, and will be free trading shares of common stock of the Company, immediately available for sale by the Investors. Because the number of shares to be issued pursuant to the Equity Line of Credit is dependant upon the market price of the stock at the time that the Company elects to exercise a put under the Equity Line of Credit, it is not possible to specify the number of shares to be issued under the Equity Line of Credit. The percentage of the shares to be taken down by each put of the Company is reflected in the last column of the chart on the following page.

           The number of shares to be issued pursuant to the Convertible Debentures also cannot be determined at this time because such number is dependent upon the market price of the stock at the time of the exercise of the conversion rights of the Investors.


------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
Selling Shareholder             Shares           Shares           Shares           Shares
                                Underlying       Underlying       Underlying       Underlying
                                Convertible      A Warrants       B Warrants       Equity Line
                                Debentures                                         of Credit
------------------------------------------------------------------------------------------------
Austost Anstalt Schaan             41.67%          83,335           62,500           41.67%
733 Fuerstentum
Lichtenstein Landstrasse 163
------------------------------------------------------------------------------------------------
Balmore Funds S.A.                 41.67%          83,335           62,500           41.67%
Trident Chambers
P.O. Box 146
Roadstown, Tortola BVI
------------------------------------------------------------------------------------------------
Ellis Enterprises                   6.67%          13,335           10,000            6.67%
12 A Waterloo Road
London NW2 7UF, England
------------------------------------------------------------------------------------------------
Hewlette Fund                       3.32%           6,660            5,000            3.32%
1615 Avenue I
Brooklyn, NY 11230
------------------------------------------------------------------------------------------------
TLG Realty                          6.67%          13,335           10,000            6.67%
c/o Melo
525 West 52nd  St.
New York, NY 10019
------------------------------------------------------------------------------------------------
Settondown Capital Intl.,           None          110,000           None               None
Ltd.
Charlotte House,
Charlotte St.
P.O. Box N. 9204
Naussau, Bahamas
------------------------------------------------------------------------------------------------
Manchester Asset                    None           90,000           50,000             None
Management Limited
Charlotte House,
Charlotte Street
Naussau, Bahamas
------------------------------------------------------------------------------------------------
Avalon Capital Limited              None            None           125,000             None
487 Sherwood Drive, Suite 101
Sausalito, California 94965
------------------------------------------------------------------------------------------------
Avalon Capital, Inc.                None            None           125,000             None
17 Earlsfort Terrace
Dublin 2, Ireland
------------------------------------------------------------------------------------------------
Total                               100%          400,000          450,000             100%
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------


           On May 22, 1998, the Placement Agent received 20,000 shares of common stock of the Company which are covered securities in the Registration Statement. The Placement Agent has also received, or will receive within five trading days of the effective date of the Registration Statement, an aggregate of 200,000 A Warrants and 300,000 B Warrants. The Warrants issued on May 22, 1998, were divided between the last four individuals or entities listed in the foregoing table. The
50,000 A Warrants which are to be issued subsequent to the effective date of the Registration Statement will be divided on the same basis.

     Each time the Company exercises its rights under the Equity Line of Credit for an aggregate of $1,000,000 of equity capital, the Placement Agent will receive an additional 6,000 shares of the common stock of the Company. Such shares will also be registered pursuant to the Registration Statement and subject to resale pursuant to this Prospectus.

     Except to the extent the Investors are currently receiving registration of their stock pursuant to the terms of the Credit Agreement subject to this registration, as more fully described above, there are no insiders or other prior holders of securities selling stock in this Offering.

                              PLAN OF DISTRIBUTION

     There is no plan to employ any Underwriter, Broker, Dealer, or other securities agent in the completion of this distribution of shares registered pursuant to this Offering, although individual shareholders may subsequently engage in transactions through broker/dealers for the shares acquired pursuant to this Registration. The Company will exercise no control over the sale or retention of shares received by Investors pursuant to the Private Placement or this Registration.

     The Company intends to bear all costs of the registration process with the Securities and Exchange Commission as well as any Blue Sky Registration costs in those jurisdictions where the Investors may reside and which require registration of the shares. The cost of the registration process, which primarily includes legal and accounting services, is estimated not to exceed $108,000. There will be no commission or finders fees incident to distribution paid by the Company.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

     All of the securities being registered, or which will be registered in the future under this registration statement, are common stock of the Company.

     The Company has authorized 100,000,000 shares of common stock at a par value of $0.01/per share, of which 2,780,112 are presently issued and outstanding. Assuming the exercise of all rights and options to acquire stock under the present registration statement are exercised there would be an estimated additional 3,097,000 shares issued. If these shares were combined with the presently issued and outstanding shares they would constitute 52.7% of all issued and outstanding shares.

     A precise calculation of the number of shares of stock which may be issued under the various instruments discussed in this Prospectus may not be made because the number of shares of common stock issued under the Convertible Debentures and under the Equity Line of Credit is, in part, dependant on the trading price of the stock at the time of the exercise of the conversion rights under the Debentures or at the time of the exercise of a put (the "Put Date") under the Equity Line of Credit. The foregoing estimates of shares to be issued are based upon an assumed stock price of $7.00 on the conversion dates and on the Put Dates. Further uncertainty exists with regard to the number of shares which may be issued because no assurance can be given as to whether all or any of the rights to stock may be exercised under the Warrants which have been issued in the transaction.

     This is a shelf registration such that the Company will be required to maintain the information contained in this registration current on an ongoing basis until the outside date when all of the shares subject to this registration could be exercised.

                             BUSINESS OF THE COMPANY

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed in this Prospectus are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company "believes," "anticipates," "expects," "estimates" or words of similar meaning. Similarly, statements that describe the Company's future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which are described in close proximity to such statements and which could cause actual results to differ materially from those anticipated as of the date of this Prospectus. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this Prospectus and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

     1.1 GENERAL DESCRIPTION OF THE BUSINESS OF THE COMPANY - MARKETING AND MARKET SEGMENT INFORMATION. Dynatec International, Inc., is engaged in the manufacture and distribution of consumer products.

TELEPHONE ACCESSORIES

     Historically the telephone accessory products have been the principal source of revenues for the Company. The telephone shoulder rest products are currently distributed by the Company under the trade names of "Softalk" (R) "Mini-Softalk" (TM) "Softalk II" and "Universal Phone Rest". Other telephone accessory products include "Twisstop", "Twist Cord", "Value Pack", and "Cord Manager". For the calendar year ended December 31, 1997, revenues from the telephone accessory products accounted for 41.6% of the total revenues of the Company and 63.3% of revenues for the year ended December 31, 1996. Major customers in this category include United Stationers, Lucent Technologies, Boise Cascades, Radio Shack, Staples, and Gemini Industries.

HARDWARE/HOUSEWARES

     For the calendar year ended December 31, 1997, the hardware/housewares products of the Company accounted for 24.8% of the revenues of the Company compared to 30.3% of Company revenues for the year ended December 31, 1996. The hardware products currently being sold by the Company include the "Expand-A- Shelf", "Mini Expand-A-Shelf", "Mega Expand-A-Shelf", "Expandable Book Shelf", "Sofstop", "Cover-Up", "Hide It", "The Wedge", "Super Wedge" , "Medicine Cabinet Organizer", "Drawer Organizer", "Freedom Hanger", "Expand-A-Drawer", "Expanding- Roll-Out", and "Easy Reach Roll-Out" shelves.

The hardware products are being sold directly to retail stores, distributors, and catalogs including National Manufacturing, Lechters, Container Store, Sams Club, Walmart, Target, Bed Bath & Beyond, and others.

MASS MARKET

     The Company has been aggressively pursuing the marketing of commodity type products to national mass-market merchandisers, such as Dolgencorp, Inc. Such products included disposable cameras, audio cassette tapes, three piece flashlights, and disposable lighters to Dolgencorp. Sales for these types of products accounted for 26.7% and 3.3% of the Company's revenues for the years ended December 31, 1997 and 1996, respectively.

FLASHLIGHT

     The Company has been aggressively pursuing the establishment of manufacturing sources in the Far East for a line of flashlight products.
Sales of flashlight products for the year ended December 31, 1997 amounted to $892,828 or 6.1% of the Company's total revenues. Flashlight sales in 1996 were nominal. Management believes that substantial savings will result from the production of flashlights overseas. During July of 1997, assets previously used for domestic production of flashlights were sold. The resulting receivable on the sale was settled by the receipt of treasury stock.

TELECOMMUNICATION HEADSETS

     The Company has invested significant capital in Research and Development (R&D). The Company has been developing a new line of telephonic/computer headset amplifiers and headset telephones during the years ended December 31, 1997 and 1996. Most of the $91,638 in revenues from sales of these new headset lines for the year ended December 31, 1997 were generated from fourth quarter sales. During the last quarter of 1997, the Company received initial orders from Lucent Technologies to provide headsets to be delivered in 1998.

MISCELLANEOUS

     Miscellaneous products of the Company include the "Softalk Erasable Board" a soft wipe erasable planning board for office and personal use, as well as product packaging for AT&T and the Fuji Novel Battery Line. The miscellaneous products segment accounted for less than one percent of revenues for the year ended December 31, 1997.

     1.2 SUBSIDIARIES OF THE COMPANY. For the year ended December 31, 1997, the Company conducted most of its operations through certain of its subsidiaries. The name of the subsidiary, the date of organization, date of acquisition by the Company, and percentage owned by the Company are set out in chart form below.

       >
                                                    Date          Percentage
                                       Date         Acquired      Shares Held
Subsidiary                             Organized    By Company    By Company

(1) Softalk, Inc.                      7/15/82      4/18/83       100%
(2) Arnco Marketing, Inc.              7/22/86      9/30/91       100%
(3) Nordic Technologies, Inc.          10/25/96     10/25/96      100%
(4) SofTalk Communications, Inc.       12/23/96     12/23/96      100%

      (1) Engaged in the manufacturing/sourcing and distribution of the telephone accessory, hardware/housewares, and mass market products of the Company.

      (2) Arnco Marketing imports and markets Twisstop to Softalk and others under a license agreement with Recoton Inc.

      (3) Involved in the research, development and marketing of flashlight products.

      (4) Engaged in the research and development of telecommunications products.

     1.3 RAW MATERIAL AND SUPPLIES. The Company uses a premixed plastisol to manufacture the Softalk, Mini Softalk, Universal Phone Rest, Sofstop, and Softalk II products. "Plastisol" is a generic term for the petroleum based raw material from which the vinyl substance or product is formed.

     Most of the Company's products are purchased in finished form and packaged by the supplier or at the Company headquarters. The Company, to date, has relied upon approximately fifteen primary suppliers for plastic and other materials ordered to specification for its assembly, manufacturing, and marketing processes. The Company has not experienced any shortage of plastic products or of plastisol in the past year, and does not anticipate any shortage in the future. However, the Company anticipates increases in the price of plastics products, freight, and packaging in calendar year 1998. Additionally, the Company purchases the majority of products to be sold from a combination of various domestic and foreign suppliers. Both domestic and foreign suppliers have demonstrated continued dependability in supplying quality product in a timely manner.

     1.4 TRADEMARKS AND PATENTS. The Company currently owns or has a contract right in Federal Trademark and Patent Registry filed for the following products, as well as certain Foreign Trademark and Patent Rights.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

TRADEMARKS


                                                                                                 Year of
                                                                                                Trademark
                                                                        Trademark              Expiration
       Product                         Country                        Granted/Filed            or Renewal
---------------------------------------------------------------------------------------------------------------
(a)    Softalk                         U.S.A.                         08/10/90                 Each 20 Years
                                       Canada                         02/05/81                 Each 15 Years
(b)    Mini-Softalk                    U.S.A.                         08/10/90                 Each 20 Years
(c)    Sofstop                         U.S.A.                         08/04/92                 Each 10 Years
(d)    The Wedge                       U.S.A.                         10/20/92                 Each 10 Years
(e)    Wall Saver                      U.S.A.                         07/15/97                 Each 10 Years
(f)    Expand-A-Shelf                  U.S.A.                         09/24/95                     ----
(g)    Phoneworks                      U.S.A.                         05/10/96                     ----
(h)    Audioworks                      U.S.A.                         05/10/96                     ----
(i)    Videoworks & Design             U.S.A.                         05/10/96                     ----
(j)    Easy Reach                      U.S.A.                         02/21/97                     ----
(k)    Tele Link                       U.S.A.                         04/10/97                     ----
(l)    Computer Link                   U.S.A.                         04/10/97                     ----
(m)    Power Link                      U.S.A.                         04/10/97                     ----
(n)    Pace Setter                     U.S.A.                         04/10/97                     ----
(o)    Power Phone                     U.S.A.                         04/10/97                     ----
(p)    Smart Sound                     U.S.A.                         04/10/97                     ----
(q)    Softalk Design                  U.S.A.                         04/09/96                 Each 10 Years
(r)    Mini Softalk Design             U.S.A.                         05/21/96                 Each 10 Years
(s)    Cord Manager                    U.S.A.                         09/16/97                 Each 10 Years
                                       Canada                         10/27/97                 Each 15 Years
                                       European Community             05/31/96                     ----
                                       Japan                          09/24/96                     ----
(t)    Home Organization               U.S.A.                         07/23/97                     ----
(u)    Nordic Lite                     U.S.A.                         04/03/96                     ----
(v)    Nordic Helmet Design            U.S.A.                         07/05/97                 Each 10 Years
(w)    Smoke Cutter                    U.S.A.                         12/23/97                 Each 10 Years
(x)    Nite-Site-Lite                  U.S.A.                         12/18/90                 Each 10 Years
(y)    Zoom Switch                     U.S.A.                         08/19/96                     ----


--------------------------------------------------------------------------------

PATENTS

                                                                                                 Year of
                                                                                                 Patents
                                                                        Trademark              Expiration
       Product                         Country                        Granted/Filed            or Renewal
---------------------------------------------------------------------------------------------------------------
(a)    Universal Softalk               U.S.A.                         09/06/94                     2011
(b)    Softalk II                      U.S.A.                         02/11/92                     2009
(c)    Expand-A-Drawer                 U.S.A.                         08/09/96                     ----


                                      19


(d)    Easy Reach Roll-Out             U.S.A.                         08/01/97                     ----
(e)    Expand-A-Shelf, Book Edition    U.S.A.                         06/25/96                     2013
(f)    Door Protector                  U.S.A.                         01/10/95                     2012
(g)    Interchangeable Doorstop        U.S.A.                         02/18/97                     2014
(h)    Zoom Light                      U.S.A.                         07/24/96                     ----
                                       PCT                            11/10/97                     ----
(i)    Switch w/Spare Bulb Carrier     U.S.A.                         11/14/89                     2007
(j)    Flashlight w/Switch Assembly    U.S.A.                         06/27/89                     2007
(k)    Flashlight w/Nite-Site-Lite     U.S.A.                         05/07/91                     2008
(l)    Cord Manager                    U.S.A.                         08/19/96                     ----
                                       Canada                         06/25/97                     ----
                                       China                          07/31/97                     ----
                                       Taiwan                         08/15/97                     ----
                                       PCT                            07/29/97                     ----
(d)    Medicine Cabinet Organizer      U.S.A.                         07/15/93                     ----
(e)    Spring Wedge                    U.S.A.                         07/18/96                     2008
(f)    Hole-in-the-Wall                U.S.A.                         10/02/84                     ----


--------------------------------------------------------------------------------

     Management believes that the trademark protection afforded by the described trademarks is important to each of the products identified above.

     1.5 SEASONAL NATURE OF PRODUCTS. Because the Company sells several of the telephone accessories and the hardware/housewares products to retailers, seasonality is common for these segments. Historically, the retail market performs better during third and fourth quarter of each calendar year.

     1.6 INVENTORY SUPPLY AND BACKLOG ORDERS. The Company has followed a standard policy of shipping within forty-eight hours of receipt of payment on orders, or within forty-eight hours of orders on approved credit lines with the exception of large hardware/housewares orders. Such orders are filled within two to four weeks. The Company has been able to ship within the foregoing guidelines on almost all occasions. The Company keeps an inventory of approximately two months of all products in order to meet the shipping policy.

     1.7 MAJOR CUSTOMERS. For the calendar year ended December 31, 1997, 15% of the telephone accessory products were distributed through sales to United Stationers whose headquarters are at 1900 South Des Plaines Ave., Forest Park, IL 60130. Another 13% of sales of the telephone accessory products were distributed through S.P. Richards whose headquarters are at P.O. Box 1266, Smyrna, GA 30081. Boise Cascade, whose headquarters are at 800 West Bryn Mawr Road, Itasca, IL 60143, accounted for another 11% of sales in the telephone accessory product category.

     For the year ended December 31, 1997, 17% of the hardware/houseware products were distributed through Walmart whose headquarters are at 702 S.W. 8th Street, Bentonville, AR 72716. Another 12% of the hardware/houseware products was to Target Stores whose headquarters are at P.O. Box 1392, Minneapolis, MN55440-1392. National Manufacturing, whose headquarters are at 1 First Avenue, Sterling IL 61081, accounted for another 11% of the distribution of the hardware/houseware products.

     Dolgencorp, Inc., whose headquarters are at 427 Beech Street, Scottsville, KY 42164 accounted for virtually all of the Company's mass market revenues of $3,900,000 for the year ended December 31, 1997.

     Dolgencorp, Inc. was the only customer who accounted for more than 10% of total Company revenues. The loss of a single customer in any of the other product lines of the Company would not have a significant, adverse effect on the Company as a whole.

     1.8 COMPETITIVE CONDITIONS IN THE MARKET. The Company believes that it is engaged in highly competitive market segments for each of its products produced. The Company bases this conclusion on the fact that the generic design or function of the telephone accessory products could probably be functionally replicated without any great difficulty. Further, many of the other products of the Company involve relatively easy assembly processes which would allow for ease of entry into the marketplace by competitors. Not withstanding this fact, the telephone accessory products of the Company have proven to be very competitive products.

     The doorstop products, as with other hardware items, experience significant competition with numerous other doorstop products, but are substantially different than traditional doorstops. Competition with this product is largely on the basis of price, although it is believed that the Company's products are competitively priced. The majority of the other products could be easily replicated, although the mold costs for such products could be substantial. The Company also has legal protection on various products in the forms of various trademarks and patents.

     The Company believes that both the flashlight and telephonic headset markets are also very competitive. However, the Company feels that its proprietary rights for both flashlights and headsets, as well as innovative features, provide the Company with a strong ability to compete in each of these markets.

     1.9 ENVIRONMENTAL REGULATION. The Company believes that it is in compliance with all environmental quality regulations pertaining to such matters as emission, waste disposal, safety equipment, and like procedures. The Company further believes that it is exempted from specific Environmental Protection Agency (EPA) requirements or regulations as to its manufacturing and distribution of products. The Company believes it is in compliance with all state and local environmental statutes. The Company also believes that it is in compliance with all Occupational, Safety, and Health Administration standards in its work place.

     1.10 NUMBER OF PERSONS EMPLOYED. The Company employs a full-time sales, administrative and clerical staff of 20 people. The Company also has an average monthly assembly, warehouse and distribution staff of approximately 45 people. The number of assembly, warehouse and distribution employees is subject to adjustment based upon demand and has ranged, during the year ended December 31, 1997, from a high of approximately 70 employees to a low of approximately 56 employees.

     1.11 YEAR 2000 COMPLIANCE. The Company utilizes and is dependent upon computer systems and software to conduct its business. In fourth quarter of 1997, the Company began implementing a new accounting and materials resource planning integrated software system. The system was implemented to provide better inventory tracking mechanisms and to lessen the time necessary for financial reporting. The software system, Made2Manage, is also year 2000 compliant. All in-house systems and software are expected to be year 2000 compliant by third quarter of 1998. The expenditures made for implementing the new software program have been capitalized for 1997, as the program was implemented not only for year 2000 compliance, but also to provide better inventory management and financial controls. Future expenditures incurred for ensuring year 2000 compliance are not expected to have a material impact on the Company's consolidated financial statements.

                                  PROPERTIES

     The Company owns and occupies one facility that was built upon real estate purchased by the Company in 1996. The facility has approximately 54,000 square feet of which approximately 6,000 square feet (11%) is used for office and administrative purposes, and 48,000 square feet (89%) is used for manufacturing, assembly and storage area.

                              LEGAL PROCEEDINGS

     The Company has received a telephonic contact from the SEC indicating that the SEC anticipates filing an administrative proceeding in the later part of calendar year 1998 against various individuals and entities which had engaged in business transactions with a British Columbia corporation. The SEC representative indicated that the Company may be named in such agency action. The Company has been invited to make a Wells Submission to clarify its position as to why it should not be named in the administrative proceeding. The Company did enter into two 1994 subscription agreements with the British Columbia corporation. However, the transactions were never consummated and the Company received no consideration with regard to the transactions. The Company believes that its actions involving the British Columbia corporation are significantly different from the transactions engaged in by other entities with such corporation. In this regard, the Company insisted on the use of a different restrictive legend on its stock certificates which were to be held in escrow pursuant to the proposed transactions. Further, the Company made a press release on the day following the first such transaction, and filed Form 8-K reports on the day following both transactions. Such actions immediately put all third parties, and the investing public, on notice of the unpaid nature of the subscriptions. A formal Wells Submission will be submitted by the Company by June 26, 1998. Management believes that, although agency action is possible, such action may not be likely after the SEC has reviewed the Wells Submission of the Company.

     On February 12, 1998, Fuji Corporation filed a claim with the International Trade Commission seeking a cease and desist order against approximately 30 entities. The relief sought is to enlist the aid of the U.S. Customs Department in preventing the importation of single-use cameras which are manufactured by any of the entities named as defendants in the proceeding and which infringe the patents of Fuji. The Company does not manufacture single-use cameras, but merely distributes to warehouses in Asia cameras which have been refurbished and reloaded in mainland China. The Company has engaged intellectual property counsel to vigorously defend the position of the Company.

     Canaccord Capital Corporation, a Canadian broker/dealer, filed an action against the Company in the U.S. District Court in Salt Lake City, Utah on June 16,1998. The action seeks an order compelling the issuance of 125,000 shares of common stock of the Company, or in the alternative, monetary damages. Canaccord and the Company agree that the Company, or its transfer agent, had erroneously over-issued shares of stock to Canaccord in early 1997. In September 1997, Canaccord tendered shares to the transfer agent of the Company and directed the transfer agent to cancel the shares represented by the tendered certificates in acknowledgment of the over issuance. Management of the Company believed that additional shares had been over issued. The erroneously issued certificate, No. 21625, was subsequently returned to the transfer agent and then canceled at the direction of the board of directors of the Company. This action was taken by the Company based upon the understanding of the management that the entity believed by the Company to be holding the beneficial interest in the certificate was not a holder in due course, or a "protected person" under applicable Uniform Commercial Code provisions.

     The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these other matters will not have a material adverse effect on the Company's consolidated financial position, results of operations, or liquidity.

                    MARKET FOR REGISTRANT'S COMMON EQUITY
                       AND RELATED STOCKHOLDER MATTERS

     The Company's stock is listed on the NASDAQ Stock Market under the symbol DYNX. As of the 31st day of December, 1997 there were 1,277 share holders of the stock of the Company and 2,859,940 shares of the stock were issued and 2,780,112 outstanding.

     The price range of the Company's stock for the two most recent fiscal years is set forth on a quarterly basis at page 10. The referenced quotations reflect inter-dealer prices without retail markup, markdown, or commissions, and may not necessarily represent actual transactions.

     The Company has paid no dividends on common stock and, at present, has no intent to pay dividends in calendar year 1998. The Company intends to retain earnings to facilitate business expansion in the foreseeable future.

     On November 12, 1996, the board of directors approved a stock split whereby each shareholder of record received an additional one half share for each share previously owned. All references in this Prospectus to shares outstanding and net income (loss) per share have been restated on a retroactive basis to reflect this forward stock split.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the information set forth in the consolidated financial statements and the notes thereto contained in this Prospectus.

FIRST QUARTER ENDED MARCH 31, 1998, COMPARED WITH FIRST QUARTER ENDED MARCH 31, 1997.

RESULTS OF OPERATIONS:

     For the quarter ended March 31, 1998, the Company generated total revenues of $3,647,786 compared to total revenues of $2,554,618 in the prior three month period ended March 31, 1997. Comparative period revenues increased $1,093,168 or 43%.

     Overall, the Company experienced a net income of $683,878 for the first quarter of 1998 compared to a net loss of $511,864 for the first quarter of 1997, primarily due to the sale of non-exclusive rights to market Company products to an overseas supplier.

TELEPHONE ACCESSORIES:

     For the quarter ended March 31, 1998, there was an overall increase of $254,997 (17%) in the revenues generated from the Telephone Accessory product segment of the Company compared to total revenues for the quarter ended March 31, 1997. Although the sales mix for various shoulder rests changed slightly, overall 1998 sales of shoulder rests remained fairly constant, increasing by approximately $96,799 over 1997 sales. The remainder of the increase was attributable to increased volume on sales of other telephone accessory products.

HARDWARE/HOUSEWARES:

     The Hardware/Housewares products segment produced an increase in revenues during the three month period ended March 31, 1998 of $189,0151 or 23% compared to the period ended March 31, 1997. During 1997, the Company introduced several new drawer organizer products which have accounted for the majority of the increase in the current year. Sales in this segment continue to grow as the Company continues to aggressively market and expand the housewares product lines.

MASS MARKET:

     Sales in the Mass Market segment were $114,051 for the quarter ended March 31, 1998 compared to $-0- for the quarter ended March 31, 1997. Virtually all of the sales in this segment were to Dolgencorp, Inc. Historically, products in this segment have consisted of cameras, audio cassette tapes, three piece flashlights, and disposable lighters.

FLASHLIGHTS:

     Total sales in the Flashlight segment were $190,941 compared to $128,143 for the periods ended March 31, 1998 and 1997, respectively. In February of 1998, Nordic Technologies, Inc. (Nordic), a wholly owned subsidiary of the Company, signed a letter of intent setting forth terms and conditions to form the basis of a joint venture/partnership with a flashlight supplier in Taiwan. According to terms of this letter of intent, Nordic and the supplier would each own 50% of the new company with Nordic occupying four of the seven Board of Director seats of the new company. Other terms of the agreement are still under negotiation.

TELECOMMUNICATIONS HEADSETS

           Revenues in the Telecommunication Headset segment were $455,095 for the quarter ending March 31, 1998 compared to $-0- for the same period in 1997. The Company has been aggressively developing a line of telecommunications products to include wired and wireless telephone headsets, telephones, conference speakers, and other products. In first quarter 1998 initial orders for telephonic amplifiers and headsets were filled with Lucent Technologies. The Company has been able to secure pages in several catalogues of providers for various office products which will be coming out during the second and third quarter of 1998.
           In the period ended March 31, 1998, the Company recognized revenue related to an agreement with an overseas supplier whereby non-exclusive rights to market Company products internationally were sold for $580,000. According to the agreement, the purchase price was paid by the sale of Company stock owned by the supplier. The supplier sold the stock in March of 1998, and the cash was received by the Company in April of 1998. The receivable associated with this transaction is reflected as part of related party and other receivables in the accompanying condensed balance sheet.

EXPENSES

           Overall gross margins of the Company, excluding the non-exclusive sale of product rights for $580,000, for the quarters ending March 31, 1998 and 1997 were 37% and 30% , respectively. This overall increase in gross margin is largely attributable to increased sales of telephone accessory and headset products which have gross margins ranging from 35% to 50%.

           The Company spent $33,200 and $136,154 in research and development expenses for the quarters ending March 31, 1998 and 1997. Most of the research and development expenses over these two periods was spent in developing the headset and flashlight product lines. Research and development expenses have decreased during 1998, as current year research and development efforts relate to product enhancements as opposed to initial product development.

LIQUIDITY AND CAPITAL RESOURCES:

           At March 31, 1998, the Company experienced a net increase in its cash position of $346,753 from December 31, 1997. The Company had a decrease in cash from operations of $438,364. The majority of this decrease was caused by increases in accounts receivable ($598,513) and inventory ($465,297), offset by first quarter income. The increase in inventories was offset by a corresponding increase in accounts payable of $238,221 for the same period. The Company experienced a net increase in cash position resulting from the receipt of funds ($940,000) pursuant to a Regulation S stock offering, as authorized by the Board of Directors in March of 1997, which was partially offset by capital expenditures of $167,478 in the quarter ending March 31, 1998. The Company anticipates that the inventory and related payables will increase throughout 1998 as sales increase in the flashlight and telecommunication headset segments.

           Current assets increased from $5,092,374 at December 31, 1997 to $6,691,797 at March 31, 1998. Of this increase, $465,297 reflects increases in inventory which are offset by increases in accounts payable and the obligation under the line of credit of $547,338 as the Company prepares for increased sales in calendar year 1998. Additionally, accounts receivable also increased due to increased first quarter sales of approximately $168,323 over fourth quarter 1997.


           The Company has closed a transaction with a financing institution offering a $5,000,000 line-of-credit. The Company has paid off the prior bank line and has additional availability under the new line of credit to fund future operations.

CALENDAR YEAR ENDED DECEMBER 31, 1997, COMPARED WITH CALENDAR TEAR ENDED DECEMBER 31, 1996.

RESULTS OF OPERATIONS:

           For the year ended December 31, 1997, the Company experienced total revenues of $14,566,079 compared to total revenues of $9,808,314 in the prior calendar year ended June 30, 1996. Comparative period revenues increased $4,757,765 or 49%.

TELEPHONE ACCESSORIES:

           For the year ended December 31, 1997, there was an overall decrease of $150,856 (2.43%) in the revenues generated from the Telephone Accessory product segment of the Company compared to total revenues for the year ended December 31, 1996. Although the sales mix for various shoulder rests changed slightly, overall 1997 sales of shoulder rests remained fairly constant, increasing by approximately $17,000 over 1996 sales. The majority of the decrease represents reduced sales of Twisstops of approximately $224,000.

HARDWARE/HOUSEWARES:

           The Hardware/Housewares products segment produced an increase in revenues during the year ended December 31, 1997 of $644,341 or 22% compared to the year ended December 31, 1996. During 1997, the Company introduced several new drawer organizer products which accounted for $439,630 of the change. Additionally, sales decreases of approximately $130,000 in doorstop products were offset by increases in sales of Expand-A-Shelf products of approximately $246,000. The closet hanger introduced in 1996 also experienced an increase of sales of approximately $88,000. Sales in this segment continue to grow as the Company continues to aggressively market and expand the housewares product lines.

MASS MARKET:

           The Company has been aggressively pursuing the marketing of commodity type products to national mass market merchandisers. Sales in the Mass Market segment increased $3,566,927 over 1996. Disposable camera sales accounted for 87% of the year-over-year increase. Virtually all of the sales in this segment were to Dolgencorp, Inc. In addition to cameras, the Company also distributed audio cassette tapes, three piece flashlights, and disposable lighters to Dolgencorp, Inc.

FLASHLIGHTS:

           On December 2, 1996, the Company acquired substantially all of the assets of Nordic Lights, Inc., a Texas Corporation, doing business as Nordic Lites, Inc. This closing and acquisition took place pursuant to an Asset Purchase Agreement which provided that its effective date was December 1, 1996.

           The assets described in the transition were transferred to a new wholly owned subsidiary of the Company. The subsidiary is named, Nordic Technologies, Inc. ("Nordic Technologies"), a Utah corporation. Nordic Technologies sells a broad range of flashlight products and accessories under the trademark "Nordic Lites." These products include aluminum and plastic light products.

           The initial purchase of the assets of Nordic Lights, Inc. was accomplished through the issuance of 550,000 shares of common stock of the Company. A value of $1.60 per share was determined based upon subsequent sales of stock by shareholders of Nordic Lights, Inc. In April 1997 an agreement was reached whereby several third parties bought a number of shares back from the shareholders of Nordic Lites, Inc.

           Total sales in the flashlight segment were $892,828 compared to $54,266 for the years ended December 31, 1997 and 1996, respectively. The Company is pursuing an agreement to ensure adequate manufacturing capacity of flashlights offshore.

TELECOMMUNICATIONS HEADSETS

           The Company has been aggressively developing a line of telecommunications products to include wired and wireless telephone headsets, telephones, conference speakers, and other products. Significant research and development expense has been dedicated to the development of this product line, including the hiring of two full time employees. Significant cash outlays have been made for molds, engineering, and other development costs. By year-end 1997, the Company had a full line of amplifier headsets available for resale. Although 1997 sales for this segment were only $91,638, orders for 14,000 headsets had been received by year end and several catalogue commitments have been made with various office products wholesalers.

EXPENSES

           Overall gross margins of the Company for the years ending December 31, 1997 and 1996 were 30 percent and 39 percent, respectively. This overall decrease in gross margin is largely attributable to increased sales of miscellaneous mass market products including disposable cameras, plastic flashlights, and audio cassettes which the Company sourced to Dolgencorp, Inc.

           Additionally, the Company spent $508,314 and $627,583 in research and development expenses for the years ending December 31, 1997 and 1996. Most of the research and development expenses for both years was spent in developing the headset and flashlight product lines. However, management believes that future research and development expenses will be less during 1998, as enhancements to existing products should be less expensive to develop.

           Interest expense for the years ending December 31, 1997 and 1996 were $427,392 and $269,292, respectively. The increase in interest expense reflects interest paid on the long-term notes payable which were used to obtain the Company's plant in late 1996.

           Overall Company net loss decreased from a net loss of $1,045,149 for the year ended December 31, 1996 to a net loss of $409,172 for the year ended December 31, 1997.

LIQUIDITY AND CAPITAL RESOURCES:

           At December 31, 1997, the Company experienced a net increase in its cash position of $93,000. The Company had a decrease in cash from operations of approximately $1.2 million. The majority of this decrease was caused by a $1.3 million increase in inventory from the year ended December 31, 1997 over the year ended December 31, 1996. This increase in inventories was offset by a corresponding increase in accounts payable of $537,000 for the same period. The Company experienced a net increase in cash position resulting from the issuance of Regulation S stock ($2 million) offset by capital expenditures ($590,000). The Company anticipates that the inventory and related payables will increase throughout 1998 as sales increase in the flashlight and telecommunication headset segments.

           Current assets increased from $3 million at December 31, 1996 to $5.1 million at December 31, 1997. Of this increase, approximately $1.3 million reflects increases in inventory which is offset by increases in accounts payable and line of credit of $646,000 as the Company prepares for increased sales in calendar year 1998. Additionally, accounts receivable also increased year-over-year due to increased fourth quarter sales of approximately $190,000. The December sale of 3.23 acres of real property owned by the Company led to a decrease in fixed assets and an increase in the current portion of long-term debt for the portion of the long-term debt to be paid off in 1998 relative to the sold property.

           Under the terms of the then existing line-of-credit agreement with a bank, the Company was required to maintain certain financial covenants and ratios. The bank had the right to withdraw the line-of-credit upon default by the Company of various provisions in the line-of-credit agreement. At December 31, 1997, the Company was not in compliance with the provisions requiring a minimum current ratio of 1.5 to 1. The ratio of total current assets to total current liabilities was 1.26 at the end of 1997 compared to .96 at December 31, 1996. As reflected in the discussion above, the bank line-of-credit was replaced in May 1998.

           On December 11, 1997, the Company entered into an agreement with an overseas supplier whereby non-exclusive rights to market Company products internationally were sold for $580,900. According to the agreement, the purchase price was paid from the proceeds of the sale of Company stock owned by the supplier. As reflected above, the revenue from this sale was recognized in the first quarter of 1998.

FORWARD LOOKING STATEMENTS

           The Management's Discussion and Analysis contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1936, as amended, which are intended to be covered by the safe harbors created thereby. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements will prove to be accurate. Factors that could cause actual results to differ from results discussed in forward-looking statements include, but are not limited to, potential increases in inventory costs, competition, and the Company's ability to obtain additional working capital to fund future growth.

IMPACT OF INFLATION AND CHANGING PRICES:

           There was some impact on the Company by reason of inflation during the past year. Freight carriers used by the Company increased their rates in calendar year 1997. Also, prices increased for raw materials used in injection and blow molded products as well as for packaging. These price increases were not passed along to customers in 1997.

FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA

           Reference is made to the consolidated balance sheets and operations of the company which are incorporated as part of this Prospectus and which contain the Consolidated Balance Sheets for the calendar years ended December 31, 1997 and 1996.

           The Consolidated Balance Sheets of the Company, as shown in the Financial Statements, reflect the financial position of the Company. The Consolidated Statements of Operations of the Company, as shown in the Financial Statements, reflect the Company's operations.

SELECTED FINANCIAL DATA

           The selected financial data set forth below should be read in connection with, and is limited by, the more complete information in the attached Consolidated Financial Statements and the accompanying notes. The market prices for the quarter and year ended December 31, 1996 reflect the one and one-half for one stock split occurring during that quarter.


                                                                   Six-Month
                                Year Ended        Year Ended        Period                      Fiscal Year Ended June 30,

                                  12/31/97         12/31/96        12/31/95             1995            1994             1993
                             ----------------- ---------------- ---------------- ---------------- ---------------- ----------------
Revenues
Telephone accessories           $ 6,054,000       6,204,000         3,278,000        5,495,000       5,659,000         5,763,000
Hardware products                 3,618,000       2,973,000         1,415,000        2,375,000       2,100,000         1,673,000
Mass market                       3,893,000         326,000                --               --              --                --
Flashlights                         892,000          54,000                --               --              --                --
Headsets                             92,000              --                --               --              --                --
Batteries                                --          45,000           524,000        1,032,000       1,187,000                --
Other                                17,000         206,000            14,000           78,000          75,000            98,000
                             ----------------- ---------------- ---------------- ---------------- ---------------- ----------------
Total revenues                  $14,566,000       9,808,000         5,231,000        8,980,000       9,021,000         7,534,000

Income (loss) from
continuing operations
before taxes                    $ (348,000)      (1,053,000)          110,000         (28,000)         346,000           511,000
Income tax
expense (benefit)               $   61,000           (8,000)           46,000         (33,000)          55,000             3,000

Net income (loss)               $ (409,000)      (1,045,000)           64,000           5,000          291,000           508,000

Total assets                    $9,409,000        8,216,000         6,070,000       4,844,000        4,279,000         3,598,000

Stockholder's equity            $3,330,000        2,664,000         2,783,000       2,698,000        2,678,000         2,008,000

Long term liabilities           $2,045,000        2,483,000           969,000         444,000          419,000           560,000

Shares outstanding               2,768,000        1,974,000         1,412,000       1,403,000        1,311,000         1,151,000


                                        29


                                         Three-          Three-
                                         Months          Months
                                         Ended           Ended
                                        03/31/98       03/31/97
                                      -----------      ---------
Revenues
Telephone accessories                 $ 1,788,000      1,533,000
Hardware products                       1,027,000        838,000
Mass market                               114,000             --
Flashlights                               191,000        128,000
Headsets                                  455,000             --
Other                                      73,000         56,000
                                      -----------      ---------
Total revenues                        $ 3,648,000      2,555,000
Income (loss) from continuing
operations before taxes               $   684,000       (511,000)
Income tax expense (benefit)                   --           (500)
Net income (loss)                     $   684,000       (512,000)
Total assets                          $10,941,600      8,511,000
Stockholder's equity                  $ 4,014,000      2,632,000
Long term liabilities                 $ 1,945,000      2,461,000
Shares outstanding                      2,750,000      2,224,000

           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURES

           In late 1997, the Company decided to engage a larger, international auditing firm. During a regularly scheduled Board of Director meeting, the audit committee presented the motion that management pursue the engagement of a "Big 6" auditing firm. In December 1997, KPMG Peat Marwick LLP became engaged as the Company's new auditing firm.

                            MANAGEMENT OF THE COMPANY

           During the year ended December 31, 1997, or portions thereof, the following have served in the capacities indicated for the Company or have been nominated to serve until the next annual meeting of shareholders. As of the date of this Prospectus, the four members serving on the board as directors are Mr. Wood, Mr. Jack, Mr. Newbold, and Mr. Volcansek.
Information regarding these directors and the Secretary to the Board of Directors is as follows:

    NAME AND OFFICE                                PRINCIPAL OCCUPATION DURING THE
 HELD IN THE CORPORATION                AGE        PAST FIVE YEARS
------------------------                ---        -------------------------------
Donald M. Wood                           53        Officer and Director for the Company
  Chief Executive Officer,                         since 1982.  Prior to 1982, Vice
  Chairman of the Board,                           President and Head of Sao Paulo
  and Director                                     Brazil office for Bank of America,
                                                   N.T. & S.A. Received Masters of
                                                   Business Administration from Brigham
                                                   Young University in 1972.

Fredrick R. Jack                         55        Officer and Director of the Company
  President, Chief Operating                       since 1981.  Prior experience as
  Officer, and Director                            District Manager, AT&T, US West, and
                                                   Pacific Telephone.  Received B.S.
                                                   degree from University of Utah in 1967.

Reed Newbold                             52        Outside Director of the Company
  Outside Director                                 since 1988.  Currently is a
                                                   Financial Planner and Mortgage
                                                   Broker.  Owner of Newbold Financial
                                                   Services.  Prior experience as Vice
                                                   President of Tracy Collins Bank &
                                                   Trust.  Graduated with B.S. degree
                                                   from University of Utah in 1974.

Frederick W. Volcansek                   53        Outside Director of Company since 1988.
  Outside Director                                 Currently Vice President of
                                                   Mosbacker Companies, Houston, Texas.
                                                   Prior experience as U.S. Deputy
                                                   Undersecretary of Commerce in
                                                   Washington, D.C.  Graduated with
                                                   B.S. degree from Texas Tech
                                                   University in 1967

Jerry R. Andersen                        32        Secretary and Officer of the Company
  Chief Financial Officer                          since 1997.  Prior experience as
  Secretary                                        Manager of Financial Reporting at
                                                   CIGNA Corporation and auditing
                                                   experience with Coopers & Lybrand,
                                                   LLP.  Received Masters of
                                                   Accountancy from Brigham Young
                                                   University in 1992.

           Mr. Wood was first elected to the Board of Directors at the Company's Annual Meeting of Shareholders in April, 1983. Mr. Jack was elected to the Board of Directors by Board action in April 1987. Mr. Newbold, and Mr. Volcansek were elected to the Board of Directors at the Company's Annual Meeting of Shareholders in December 1988. The members of the Board currently serving are director nominees to be elected at the 1998 Annual Meeting of Shareholders. Each board member receives $2,000 for each board meeting held during the year.

              COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

           During the year ended December 31, 1997, all officers and directors prepared and filed all Forms 3,4 and 5 required by Section 16 (a) of the Exchange Act. Mr. Wood and Mr. Jack had a technical obligation to file a Form 4 within ten days of the end of July 1997 by reason of a purchase and sale of stock taking place in the month of July. Because the net effect of this transaction reflected no change in ownership, these transactions were not reported until Form 5s were filed on April 24, 1998.

                      OTHER INFORMATION REGARDING THE BOARD

           The Board of Directors of the Company held seven meetings in the year ended December 31, 1997. None of the directors participated in less than 75% of the meetings held during the period. During the year ended December 31, 1997, each Board member was paid $2,000 for each meeting attended.

           None of the directors, officers or five percent owners of the stock of the Company are involved in any significant legal proceedings adverse to the Company or has a material interest adverse to the Company. The directors, officers and five percent owners of the stock of the Company do not believe that their interests are, in fact, adverse to the Company.

                             EXECUTIVE COMPENSATION

           The table set forth below contains information about the remuneration received and accrued during the last calendar year and prior two calendar years from the Company and its subsidiaries by each of the most highly compensated executive officers of the Corporation whose remuneration for that year exceeded $100,000.

                           Dynatec International, Inc
                           Summary Compensation Table

                                                      Long Term Compensation
                      Annual Compensation             Awards                                        Payouts
       (a)              (b)        (c)       (d)      (e)          (f)          (g)             (h)         (i)
                                                      (1)
                                                      Other
                        Year                          Annual       Restricted   (3)                          All other
                        Ended                (2)      Compen-      Stock        Options/        LTIP           Compen
                        Decem.     Salary    Bonus    sation       Award(s)     SARs            Payouts        sation
Principal Position      31         ($)       ($)      ($)          ($)          (#)               ($)            ($)
----------------------------------------------------------------------------------------------------------------------
Donald M. Wood         1997        94,433    3,249    14,000                    14,000             -             -
- Chief Executive      1996       194,640    1,421     8,000                    10,000             -             -
  Officer              1995       194,330    1,421    12,000                       -               -             -

F. Randy Jack          1997       129,142    3,465    14,000                    10,000             -             -
- President            1996       142,440    1,522     8,000                     9,000             -             -
                       1995       142,215    1,522    12,000                                       -             -

(1) Total cash compensation shown above does not include the value of company leased or owned vehicles and insurance payments made on behalf of officers. Such items are included on the individual officers W-2's. The amounts shown as other annual compensation are directors fees received during the fiscal year.

(2) Bonus compensation includes time in service bonus and merit bonus at discretion of the Board of Directors.

(3)        An incentive stock option plan was implemented in November 1996.
           Options were granted as approved by the Board of Directors on December 30, 1996 and again on January 2, 1997.

                      Option/SAR Grants in Last Fiscal Year

                                Individual Grants


  (a)                          (b)                  (c)                    (d)                        (e)
                                                    PERCENT OF TOTAL
                                                    OPTIONS/SARS                             MARKET
                               OPTIONS/             GRANTED TO                              VALUE ON
                               SARS                 EMPLOYEES IN      EXERCISE OR BASE       DATE OF     EXPIRATION
  NAME                         GRANTED (#)          FISCAL YEAR         PRICE ($/SH)         GRANT          DATE
  -----                        -----------          -----------         ------------         -----        --------
Donald M. Wood                   14,000                13.3                 $2.50            $2.50        1/02/06
                                400,000 (1)            50.0                 $2.00            $2.50        See Note
F. Randy Jack                    10,000                 9.5                 $2.50            $2.50        1/02/06
                                100,000 (1)            12.1                 $2.00            $2.50        See Note

           I. These options represent non-qualified stock options which were granted to nine employees and two board members. To be able to exercise these options, employment must continue for six years, and the Company must be profitable three out of six years.

          Mr. Wood and Mr. Jack have employment contracts with the Company. The contracts call for annual renewals. The contracts may be terminated by the Company with written notice prior to year-end and severance would be equal to six months base salary. Compensation to be paid under the contracts is equal to current base salary as well as vacation, health insurance, and vehicle privileges. In the event of a merger, acquisition or transfer of assets the contract must then be honored by the surviving entity.

           In November 1996, the Company shareholders approved an Incentive Stock Option plan for the benefit of the officers and employees of the Company. No formal criteria have been established to determine the amount of benefits to be granted pursuant to the 1996 plan. The Plan provides that options are granted at exercise prices equal to the market value as of the date the option is granted. On January 2, 1997 and December 30, 1996, the Board of Directors approved the issuance of 105,000 and 95,000 options to purchase stock pursuant to the 1996 incentive stock option plan. Further description of the Plan and the exercise prices are provided in the attached Consolidated Financial Statements.

           In fiscal year 1997 the Company provided a medical and health insurance program for all salaried and office employees. All full-time salaried and office employees of the Company were entitled to the payment by the Company of health insurance premiums after certain mandatory waiting periods.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

           The only persons known by the Board of Directors to be the beneficial owners of more than five percent of the outstanding shares of the Common Stock of the Company, as of April 14, 1998 are indicated in the following table:


                                               Amount and           Percent
                                               Nature of            of Class
Name and Address of                            Beneficial           as of
Beneficial Owner                               Ownership            4/14/98
-----------------                            -------------         -----------
Boa Sorte Limited Partnership                   162,000               5.8%
1819 East Southern Avenue
Mesa, AZ 85204

CEDE & Co.                                      427,759(1)           15.4%
P.O. Box 222
Bowling Green Station
New York, NY 10274

Chegamos Inc.                                   215,000               7.7%
1 East 1st Street
Reno, NV 89501

Muito Bem, LTD                                  162,000(2)            5.8%
3078 American Saddler Drive
Park City, UT 84060


-------------------------

     The above table reflects the actual Beneficial Ownership as of April 14, 1998. It does not take into account shares available under the incentive stock option plans. A total of 2,780,112 shares were outstanding at April 14, 1998.

           (1) CEDE & Co. is the nominee for the Depository Trust Company and its participants.

           (2)  Muito Bem LTD is a limited partnership for which Mr. Donald
                M. Wood is a limited partner and the president of the corporate general partner. Mr. Wood is deemed to be a beneficial owner of these shares.

           During 1996, the board of directors authorized the granting of non-qualified stock options which are tied to the profitability of the Company and based upon minimum years of employment. A total of 840,000 shares at a strike price of $2.00 per share were authorized. Employment must continue through the year 2001 and the company must be profitable three out of four years commencing January 1, 1998. Another 800,000 non-qualified stock options, with similar terms, was authorized by the board and granted on January 2, 1997. Employment must continue through the year 2002 and the company must be profitable three out of five years commencing January 1, 1998.

           In 1996, the board of directors also authorized and granted 537,500 non-qualified stock options for to Muito Bem Ltd. at a strike price of $2.50 per share in consideration of all knowledge, trade secrets and a continuing non-compete, regarding the telephone headset product line, as well as personal real estate pledged as collateral on Company debts by the chief executive officer. In addition, WAC Research, Inc.

was authorized and granted 200,000 options for restricted shares of the Company's stock under similar terms. These options are non-exercisable until December 30, 2000. Subsequent to the issuance of these shares, the strike price was adjusted from $2.00 to $2.50 per share to reflect the market value on the date of grant.

                        SECURITY OWNERSHIP OF MANAGEMENT


                               Amount of Nature of
                              Beneficial Ownership
                               of Common Stock by
                                 Management as of             Percent
                                  April 14, 1998              of Class
                              ----------------------         ----------
Donald M. Wood                       188,007(1)                 6.7%

Fredrick R. Jack                      39,009(2)                 1.4%

Reed D. Newbold                        2,000                     (3)

All directors and
officers as a
group (5 persons)                    229,016                    8.1%


           (1) This reflects the 2,007 shares owned by Annalee G. Wood, wife of Donald M. Wood;162,000 shares held by Muito Bem LTD of which Donald M. Wood is deemed a beneficial owner; and 24,000 shares subject to options exercisable under the incentive stock option plan.

           (2) This number includes 19,000 shares subject to options exercisable under the incentive stock option plan.

           (3) Ownership is less than 1% of the outstanding shares of the Company.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

           The Company's subsidiary Softalk, Inc., maintains a royalty agreement for patent and trade-mark rights on telephone accessories from WAC Research Inc., a Utah corporation. Donald M. Wood, CEO and director of the Company, is the beneficial owner of one-half of WAC Research. In August 1986, WAC Research, Inc. purchased a 10% royalty right from the inventor of Softalk and related products in a private transaction. This involved both cash and stock in a transaction valued between one and two million dollars being paid to Practical Innovations, Inc. At that time, WAC Research and the Board of Directors of the Company determined that the 10% royalty was onerous and non-sustainable. Therefore, WAC Research agreed to lower the royalty to 5%. In addition, the agreement also states that the payment of royalties for third and fourth quarter is contingent upon the Company obtaining a certain level of earnings for each calendar year.

           It is anticipated that approximately $200,000 of royalties will be accrued or paid to WAC Research in calendar year 1998. During 1997 Softalk Inc. paid $120,000 to WAC Research in payment of royalties.

           During 1995, the Company sold all rights and interest in various discontinued products to WAC Research for $150,000 in the form of a demand note bearing 8% interest. As part of the transaction, inventory and molds were also sold at cost to WAC. In June 1997, the Company received 18,000 shares of Dynatec International, Inc. common stock from WAC as payment in full of all outstanding balances. Such shares were valued at the market price of $10.00 per share, which represented the current market value of the stock. In addition, WAC Research, Inc. was authorized and granted 200,000 options for restricted shares of the Company's stock under similar terms. These options are non-exercisable until December 30, 2000.

           Mr. Wood, the CEO and a Director of the Company, has guaranteed certain bank lines of credit and an equipment loan of the Company. The balances owing on the bank lines and loans at December 31, 1997 were $1,900,000. During 1997 the highest outstanding balance on the bank lines and equipment notes was $2,360,000. During 1996 the Company completed construction of a manufacturing, assembly and office facility. The facility was subsequently financed with a local bank and the Small Business Administration. Mr. Wood is a guarantor on the real estate loans. The balance due at December 31, 1997, was $2,150,000.

           Mr. Wood, the CEO and a Director of the Company, is the beneficial owner of rental property in Park City, Utah which the Company leases on an annual basis. The Company uses the property for travel, promotional work, lodging and entertainment for customers, suppliers and employees. The total amount paid by the Company for operating, maintenance and general care of the property for 1997 was $84,000. The Company is terminating the contract in 1998.

           During 1997 and 1996 the Board of Directors authorized the granting of various options under both non-qualified and incentive stock options plans. These options are described in detail in the note to the consolidated financial statement sections included with this Prospectus. The non-qualified plans included 537,500 options granted to Muito Bem Ltd. at a strike price of $2.50 per share in consideration of all knowledge, trade secrets and a continuing non-compete, regarding the telephone headset product line, as well as personal real estate pledged as collateral on Company debts by the chief executive officer.

                                  LEGAL MATTERS

           The validity of the securities offered hereby have been passed upon for the Company by Julian D. Jensen and Bruce L. Dibb of 311 South State Street, Suite 380, Salt Lake City, Utah 84111. The firm of Jensen, Duffin, Carmen, Dibb and Jackson acts as general counsel to the Company. It is not believed that that firm or any member in that firm has any interest in the registrant other than Mr. Jensen of that firm is the Trustee and a beneficiary of a family trust which holds 1,000 shares of the Company's stock.

                                     EXPERTS

           The financial statements of the Company as of and for the year ended December 31, 1997 included in the Prospectus have been included in the Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and as indicated in their report, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing. The audited financial statements of the Company for the year ended December 31, 1996 included in this Prospectus have been audited by Jones Jensen & Company, independent public accountants, as indicated in their report, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

           This Prospectus, which constitutes a part of a Registration Statement on Form SB-2 ( the "Registration Statement") filed by the Company with the Securities and Exchange commission (the "Commission") under the Securities Act of 1933, omits certain of the information set forth in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the company and the securities offered hereby. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described below.

           The Company is subject to the informational requirements of the Securities Exchange Act of 1934, and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facility maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 400 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains an Internet web site that contains reports, proxy statements and information statements and other information regarding registrants, like the Company, that file electronically with the Commission. The address of such web site is http://www.sec.gov. Copies of such material can be obtained in person from the Public Reference Section of the Commission at its principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or without charge on the referenced web site. The Company's Common Stock is quoted on the Nasdaq Smallcap Market. Reports, proxy statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006

                          Index to Financial Statements

                           DYNATEC INTERNATIONAL, INC.
                        CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1997 and 1996


                                                                 Page
                                                                 -----
CONSOLIDATED BALANCE SHEETS.......................................F-4

CONSOLIDATED STATEMENTS OF OPERATIONS.............................F-6

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY........F-7

CONSOLIDATED STATEMENTS OF CASH FLOWS.............................F-8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.......................F-10


                           DYNATEC INTERNATIONAL, INC.
                        CONSOLIDATED FINANCIAL STATEMENTS
             unaudited first quarter ending March 31, 1998 and 1997


                                                                 Page
                                                                 -----
CONSOLIDATED BALANCE SHEETS......................................F-23

CONSOLIDATED STATEMENTS OF OPERATIONS............................F-25

CONSOLIDATED STATEMENTS OF CASH FLOWS............................F-26

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.......................F-28


              INDEPENDENT AUDITORS' REPORT OF KPMG PEAT MARWICK LLP

The Board of Directors
Dynatec International, Inc.:

We have audited the accompanying consolidated balance sheet of Dynatec International, Inc. as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also included assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dynatec International, Inc. as of December 31, 1997, and the results of its operations audits cash flows for the year then ended in conformity with generally accepted accounting principles.

                                       /s/  KPMG Peat Marwick LLP
                                       KPMG Peat Marwick LLP

Salt Lake City, Utah
April 10, 1998

            Independent Auditors' Report of Jones, Jensen and Company


Board of Directors
Dynatec International, Inc.
Salt Lake City, Utah

We have audited the accompanying consolidated balance sheet of Dynatec International, Inc. and subsidiaries as of December 31, 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards required that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amount and disclosures in the consolidated financial statements. Any audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statement referred to above present fairly, in all material respects, the consolidated financial position of Dynatec International, Inc. and subsidiaries as of December 31, 1996 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.


/s/   Jones, Jensen and Company

Jones, Jensen & Company
Salt Lake City, Utah
March 27, 1997

                           DYNATEC INTERNATIONAL, INC.
                           CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1997 AND 1996

                                                                1997         1996
                                                             ----------   ----------
ASSETS
CURRENT ASSETS
  Cash ...................................................   $  332,894   $  240,145
  Trade accounts receivable, net of allowance for doubtful
    accounts of $29,684 in 1997 and $29,000 in 1996 ......    1,549,888    1,125,750
  Related party and other receivables (Note 11) ..........      426,131      145,419
  Inventories (Note 3) ...................................    2,522,149    1,256,440
  Prepaid expenses .......................................      234,120      180,157
  Other ..................................................       27,192       19,523
                                                             ----------   ----------
           TOTAL CURRENT ASSETS ..........................    5,092,374    2,967,434

PROPERTY, PLANT AND EQUIPMENT, NET (Note 4) ..............    3,941,587    4,673,999

OTHER ASSETS
  Deposits ...............................................      107,631       22,355
  Deferred tax asset (Note 9) ............................         --         69,960
  Note receivable-related party (Note 11) ................         --        150,000
  Intangible assets, net (Note 5) ........................      267,825      332,092
                                                             ----------   ----------
           TOTAL OTHER ASSETS ............................      375,456      574,407
                                                             ----------   ----------
                        TOTAL ASSETS .....................   $9,409,417   $8,215,840
                                                             ----------   ----------
                                                             ----------   ----------

The accompanying notes are an integral part of these consolidated financial statements.

                           DYNATEC INTERNATIONAL, INC.
                     CONSOLIDATED BALANCE SHEETS (CONTINUED)
                        AS OF DECEMBER 31, 1997 AND 1996

                                                                                     1997           1996
                                                                                  -----------    -----------
LIABILITIES AND EQUITY
CURRENT LIABILITIES
  Short-term note payable (Note 6) ............................................   $ 1,331,169    $ 1,222,722
  Current portion of long-term debt (Note 7) ..................................     1,003,477        795,415
  Current portion of capital lease obligations  (Note 8) ......................        15,699         22,363
  Accounts payable ............................................................     1,077,632        523,668
  Accrued expenses ............................................................       238,121        153,533
  Accrued advertising .........................................................       350,000        304,500
  Accrued royalties payable ...................................................        17,882         66,207
  Income taxes payable ........................................................          --              500
                                                                                  -----------    -----------
                       TOTAL CURRENT LIABILITIES ..............................     4,033,980      3,088,908

LONG-TERM LIABILITIES
   Long-term debt, excluding current portion (Note 7) .........................     1,994,355      2,393,052
   Capital lease obligations, excluding current portion (Note 8) ..............        46,086         76,196
   Deferred income taxes (Note 9) .............................................         5,036         13,402
                                                                                  -----------    -----------
                        TOTAL LIABILITIES .....................................     6,079,457      5,571,558

STOCKHOLDERS' EQUITY (NOTE 10)
  Common stock, $.01 par value, authorized 100,000,000 shares, 2,859,940 issued at December 31, 1997 and 1,974,104 issued
     and outstanding at December 31, 1996 .....................................        28,599         19,741
  Treasury stock at cost, 91,515 shares .......................................      (915,150)          --
  Additional paid-in capital ..................................................     5,596,840      3,595,699
  Accumulated deficit .........................................................    (1,380,329)      (971,158)
                                                                                  -----------    -----------
                         TOTAL STOCKHOLDERS' EQUITY ...........................     3,329,960
                                                                                                   2,644,282


  TOTAL LIABILITIES & STOCKHOLDERS' EQUITY ....................................   $ 9,409,417    $ 8,215,840
                                                                                  -----------    -----------
                                                                                  -----------    -----------

The accompanying notes are an integral part of these consolidated financial statements.

                           DYNATEC INTERNATIONAL, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                    1997           1996
                                                ------------    -----------
REVENUE .....................................   $ 14,566,079    $ 9,808,314
COST OF SALES ...............................     10,174,205      6,194,749
                                                ------------    -----------

GROSS PROFIT ................................      4,391,874      3,613,565

EXPENSES
  Selling expenses ..........................      2,378,547      2,207,285
  Research and development ..................        508,314        627,583
  General and administration expenses .......      1,689,481      1,564,663
  Provision for losses on accounts receivable         40,158         23,000
                                                ------------    -----------
         TOTAL EXPENSES .....................      4,616,500      4,422,531
                                                ------------    -----------

OPERATING LOSS ..............................       (224,626)      (808,966)
                                                ------------    -----------

OTHER INCOME/(EXPENSE)
  Interest income ...........................          9,417         29,373
  Interest expense ..........................       (427,392)      (269,292)
  Gain (loss) on sale of asset ..............         90,829         (3,826)
  Other income ..............................        204,194           --
                                                ------------    -----------


TOTAL OTHER EXPENSE .........................       (122,952)      (243,745)
                                                ------------    -----------

LOSS FROM CONTINUING OPERATIONS .............       (347,578)    (1,052,711)

INCOME TAX BENEFIT (EXPENSE) (Note 9) .......        (61,594)         7,562
                                                ------------    -----------
NET LOSS ....................................   $   (409,172)   $(1,045,149)
                                                ------------    -----------
                                                ------------    -----------

BASIC & DILUTED NET LOSS PER SHARE ..........   $      (0.18)   $     (0.71)
                                                ------------    -----------
                                                ------------    -----------

The accompanying notes are an integral part of these consolidated financial statements.

                           DYNATEC INTERNATIONAL, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996



                                                      Common Stock
                                                  -------------------         Treasury     Additional
                                                   Number                       Stock       Paid-In          Accumulated
                                                  of Shares    Amount           Amount       Capital            Deficit
                                                  ---------    ------        ----------   ------------     -------------

BALANCE DECEMBER 31, 1995                         1,411,829  $  14,118     $      --        $ 2,694,532       $ 73,991

Shares issued for rights & non-compete               12,275        123            --             26,667             --
Shares issued for acquisition of assets             550,000      5,500            --            874,500             --
Net loss                                                 --         --            --                 --     (1,045,149)
                                                  ----------   --------      ---------       ----------     ----------

BALANCE DECEMBER 31, 1996                          1,974,104     19,741           --          3,595,699       (971,157)

Shares issued pursuant to Regulation S
  Stock offerings                                    881,836      8,818           --          1,991,181             --
Treasury stock (18,000 shares) received
  to satisfy related-party receivable                     --         --     (180,000)                --             --
Treasury stock (73,515 shares) received
  in exchange for assets                                  --         --     (735,150)                --             --
Shares issued pursuant to stock option
  plans                                                4,000         40           --              9,960             --
Net loss                                                  --         --           --                 --       (409,172)
                                                    --------   ---------     --------          ---------      ---------

BALANCE DECEMBER 31, 1997                          2,859,940   $  28,599   $(915,150)        $ 5,596,840   $ (1,380,329)
                                                   ---------   ---------   ----------        -----------   -------------
                                                   ---------   ---------   ----------        -----------   -------------


The accompanying notes are an integral part of these consolidated financial statements

                           DYNATEC INTERNATIONAL, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOW
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996


                                                    1997              1996
                                                 -----------       -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                         $  (409,172)      $(1,045,149)
Adjustments to reconcile net loss to net cash
  provided by operating activities:
Depreciation                                         396,964           435,937
Amortization                                          64,267            24,267
Loss (gain)on sale of assets                         (90,829)            3,826
Provision for losses on accounts receivable           40,158            23,000
Changes in operating assets and liabilities:
  Trade accounts receivable                         (464,296)          170,042
  Related party and other accounts receivable         80,325            (1,918)
  Inventories                                     (1,337,963)          189,769
  Prepaid expenses                                   (53,963)           33,071
  Other                                              (11,575)               --
  Deposits                                           (85,276)           (8,147)
  Deferred income taxes                               61,594           (10,622)
  Accounts payable                                   537,488            66,382
  Accrued expenses                                    84,588           188,749
  Accrued advertising                                 45,500                --
  Accrued royalties payable                          (48,325)           34,688
  Income tax payable                                    (500)          (29,229)
                                                  -----------        -----------
                                                  -----------        -----------

 NET CASH PROVIDED BY (USED IN) OPERATING
     ACTIVITIES                                   (1,191,015)           74,666
                                                  -----------        -----------
                                                  -----------        -----------


The accompanying notes are an integral part of these consolidated financial statements.

                           DYNATEC INTERNATIONAL, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOW (CONTINUED)
           FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996


                                                                  1997           1996
                                                              -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of assets                                $     6,007    $    53,620
  Receivable from related parties                                 (30,000)            --
  Capital expenditures                                                          (587,187)
          (2,144,649)                                                        -----------
          -----------

NET CASH USED IN INVESTING ACTIVITIES                            (611,180)    (2,091,029)
                                                              -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings under line of credit agreements                                 108,447
            533,823
  Decrease (increase) in debt issuance costs                        3,906         (3,906)
  Net borrowings (payments) on long-term debt                                   (190,635)
          1,429,826
  Net payments on capital lease obligations                       (36,774)       (22,158)
  Issuance of Stock pursuant to Regulation S offerings          2,000,000             --
  Issuance of Stock pursuant to Incentive Stock Option Plan        10,000             --
                                                              -----------    -----------

NET CASH PROVIDED BY FINANCING ACTIVITIES                       1,894,944      1,937,585
                                                              -----------    -----------
INCREASE (DECREASE) IN CASH                                        92,749        (78,778)

CASH AT BEGINNING OF YEAR                                         240,145        318,923
                                                              -----------    -----------

CASH AT END OF YEAR                                           $   332,894    $   240,145
                                                              -----------    -----------
                                                              -----------    -----------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:

Cash paid for interest                                        $   418,241    $   346,648
Cash paid for income taxes                                             --            500

Issuance of common stock for:
  Inventory                                                            --        130,000
  Property and equipment                                               --        750,000
  Non-compete agreement                                                --         26,790
Treasury stock received for:
  Related party receivable                                        180,000             --
  Sale of Nordic assets                                           735,150             --
Capital acquisitions financed by accounts payable                  16,476             --


The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1 -             DESCRIPTION OF BUSINESS

                     Dynatec International, Inc. and subsidiaries (the Company) was incorporated in the State of Utah on January 29, 1981. The Company is principally engaged in the manufacture, assembly, and distribution of consumer products consisting primarily of telephone accessories, hardware/housewares, mass market products, flashlights, and telecommunication headsets.

                     PRINCIPLES OF CONSOLIDATION

                     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries-Softalk, Inc., Arnco Marketing, Inc., Softalk Communications, Inc., and Nordic Technologies, Inc. (Nordic). All significant inter-company accounts and transactions have been eliminated.

                     Effective December 1, 1996, the Company entered into an agreement with unrelated parties to acquire certain assets and assume certain related liabilities in exchange for 550,000 shares of restricted common stock of the Company. The acquisition has been accounted for using the purchase method. The assets and liabilities were placed into Nordic and valuated at the estimated fair market or replacement value of the acquired assets, net of the assumed liabilities. These assets were subsequently sold (Note 10), as flashlights are now being manufactured overseas at significantly lower costs.

NOTE 2  -            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                     INVENTORIES
                     Inventories consisting principally of telephone accessory, hardware/houseware, flashlights, telecommunication headsets, and other miscellaneous products sold to mass market merchandisers are stated at the lower of cost or market value as determined by the last-in, first-out method.

                     PROPERTY, PLANT, AND EQUIPMENT
                     Property, plant, and equipment are recorded at cost. Property and equipment under captial leases are stated at the present value of minimum lease payments. Depreciation on property, plant, and equipment is computed on the straight-line method over the following estimated useful lives:


                     Building and Improvements                          7-39 years
                     Capital Leases                                     5-7 years
                     Equipment                                          5-10 years
                     Office Equipment & Fixtures                        5-7 years
                     Vehicles                                           5 years
                     Signs                                              5-7 years


NOTE 2 -             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                     Equipment held under capital leases and leasehold improvements are amortized on straight line over the shorter of the lease term or estimated useful life of the asset.

                     INCOME TAXES
                     The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be settled or recovered. The effect on deferred tax assets and liabilities of a change in tax rates is recognized on the income statement in the period that includes the enactment date.

                     STOCK-BASED COMPENSATION
                     Effective January 1, 1996, the Company adopted the provisions of Financial Accounting Standard (FAS) No. 123, Accounting for Stock- Based Compensation. As permitted by FAS No. 123, the Company continues to use the intrinsic value method prescribed by Accounting Principles Board
                     (APB) Opinion No. 25 when accounting for its employee stock compensation plans. As such, compensation expense is recorded on the date of grant only if the current market price of the stock exceeds the exercise price. Pro-forma net income and earnings per share information, including compensation expense which would have been recognized for stock options granted based on the fair market value method prescribed by FAS No. 123, are presented in Note 14.

                     CONCENTRATIONS OF CREDIT RISK
                     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables. The Company provides credit to its customers in the normal course of business, and accordingly performs ongoing credit evaluations and maintains allowances for potential credit losses. Concentrations of credit risk with respect to trade receivables are limited due to the Company's large number of customers and their dispersion across many geographic areas.

                     For the year ended December 31, 1997, one customer accounted for 28% and no other customer accounted for more than 10% of of the Company's total revenues. No customer accounted for more than 10% of Company revenues for the year ended December 31, 1996.

                     NET LOSS PER SHARE
                     ------------------
                     On December 31, 1997, the Company adopted the provisions of FAS No. 128, Earnings Per Share. FAS 128 requires the presentation of both basic and diluted earnings per share
                     (EPS). Basic EPS is the amount of net income or loss divided by the weighted average number of shares of common stock outstanding. Potentially dilutive shares have not been included in the computation of EPS for the years ending December 31, 1997 and 1996 as they would be anti-dilutive.

                     The basic weighted average number of shares used for calculating EPS for the years ending December 31, 1997 and 1996 are as follows:

                                                        1997       1996
                                                        ----       ----
                          Basic Weighted Average
                            Shares................... 2,290,847  1,463,877


                     USE OF ESTIMATES
                     ----------------
                     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenue and expense for the period being reported. Actual results could differ from those estimates.

                     YEAR 2000
                     ---------
                     In mid-1997, the Company developed a plan to deal with the Year 2000 problem and began converting its computer systems to be Year 2000 compliant. During the fourth quarter of 1997 and the first quarter of 1998, the Company began converting to a new accounting and materials resource planning software program. The Year 2000 problem is the result of the computer programs being written using two digits rather than four to define the applicable year. The Company is capitalizing costs associated with the new software as the new software is being implemented to provide better inventory tracking and accounting controls. All other system changes are being expensed as incurred.

                     NEW ACCOUNTING PRONOUNCEMENTS
                     -----------------------------
                     FAS No. 130, Reporting Comprehensive Income, was issued by the Financial Accounting Standards Board (FASB) in June 1997. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company will adopt FAS No. 130 beginning January 1, 1998.

                     FAS No. 131, Disclosures about Segments of an Enterprise and Related Information, was issued by FASB in June 1997. This Statement establishes standards for reporting of selected information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company will adopt FAS No. 131 beginning December 31, 1998.

NOTE 3 - INVENTORIES

                     Inventories as of December 31, 1997 and 1996 are summarized as follows:

                                                    1997           1996
                                                    ----           ----
                          Raw..................    $831,483       $583,138
                          Finished.............   1,690,666        673,302
                                                 ----------     ----------
                                                 $2,522,149     $1,256,440
                                                 ----------     ----------
                                                 ----------     ----------

                     The estimated replacement cost of inventories exceeded the LIFO inventory cost by $34,869 and $2,000 at December 31, 1997 and 1996, respectively.

NOTE 4 - PROPERTY, PLANT, AND EQUIPMENT

                     Property, plant, and equipment consists of the following at December 31, 1997 and 1996:

                                                                       1997               1996
                                                                       ----               ----
                     Land.........................................    $365,860           $626,153
                     Building and improvements....................   2,214,144          2,214,144
                     Capital lease assets.........................      82,356             91,857
                     Equipment....................................   2,722,477          2,977,130
                     Office equipment & fixtures..................     358,788            301,114
                     Vehicles.....................................     104,000             65,588
                     Signs and show booths........................      22,275             17,198
                                                                    ----------         ----------
                                                                     5,869,890          6,293,184

                     Less accumulated depreciation................   1,928,303          1,619,185
                                                                    ----------         ----------

                     Net Property, Plant, and Equipment...........  $3,941,587         $4,673,999
                                                                    ----------         ----------
                                                                    ----------         ----------

NOTE 5 - INTANGIBLE ASSETS

                     Intangible assets include purchased patents, product licenses, and other agreements allowing the Company non-exclusive rights to manufacture, produce, and sell various products. Such costs are amortized on a straight-line basis over their estimated useful lives of 5 to 40 years. Accumulated amortization totaled $324,446 and $260,179 at December 31, 1997 and 1996, respectively.

NOTE 6 - SHORT-TERM NOTE PAYABLE

                     The short-term note payable consists of a revolving line-of-credit with a bank up to $2,100,000 bearing interest at a rate of prime plus one percent with interest payable monthly. The note is secured by accounts receivable, inventory and equipment and is personally guaranteed by the chief executive officer of the Company who is also a director. The note is due May 1, 1998. As of December 31, 1997 and 1996, direct borrowings under the agreement totaled $1,331,169 and $1,222,722, respectively.

                     Maximum and average borrowings as well as weighted average interest rate for the years ended December 31, 1997 and 1996 are as follows:

                                                                  1997           1996
                                                                  ----           ----
                     Maximum Outstanding...................    $1,471,802     $1,453,340
                     Average Outstanding...................     1,127,635      1,038,877
                     Weighted average interest rate........          9.91%          9.27%

                     Under the terms of the agreement, the Company is required to maintain certain financial covenants and ratios. The bank may withdraw the lines-of-credit upon default by the Company of various provisions in the line-of-credit agreement. At December 31, 1997 the Company was not in compliance with the provisions requiring a minimum current ratio of 1.5 to 1. The current ratio at December 31, 1997 was 1.26 to 1.

                     Management is currently negotiating with other lenders to obtain a new, larger line-of-credit to pay off the current short-term note payable and to fund future operations. In addition, the Board of Directors approved the terms of an engagement letter with a financial services firm which provides for the placement of $1,500,000 in convertible debentures and up to $10,000,000 in common stock in the form of an equity line-of-credit.

                     On December 11, 1997, the Company entered into an agreement with an overseas supplier whereby non-exclusive rights to market Company products internationally were sold for $590,000, as amended. According to the agreement, the purchase price will be paid by the sale of Company stock owned by the supplier.

                     Funds received from these various financing activities will be utilized to fund the Company's ongoing operations. The consolidated financial statements do not include any adjustments that might result if the Company is unsuccessful in obtaining new financing.

NOTE 7 - LONG-TERM DEBT

                     Long-term debt consists of the following at December 31, 1997 and 1996:

                                                                 1997              1996
                                                                 ----              ----
           Revolving line-of-credit up to $1,000,000
           payable to a bank, interest at prime plus
           1.0% due May 1, 1998; secured by
           equipment........................................   $564,816          $620,552

           Note payable to a company due in
           quarterly installments of $15,908
           with interest at 8.0% due December 1996..........      --               15,596

           Note payable to a company due in
           a lump sum of $25,000; due March
           1997  based on product sales with
           interest at 8%; unsecured........................      --               25,000

           Note payable to a company; due in
           annual installments of $79,560
           plus interest at 7%; unsecured...................    195,991           238,680

           Note payable to a financial
           institution; due in monthly
           installments of $455 with interest
           at 8.75%; secured by a vehicle...................     17,992            21,958

           Note payable to a company; due
           in monthly installments of
           $1,160 plus accrued interest
           with interest at 7.9%; secured
           by equipment.....................................     70,800            82,400

           Note payable to a bank; due in monthly
           installments of $10,234 with
           interest at 9.5%; secured by land and
           building as well as personal guarantees
           and assets of an officer of the Company..........  1,182,158         1,194,602


                                     F-15


NOTE 7 - LONG-TERM DEBT (Continued)

                                                                   1997              1996
                                                                   ----              ----
           Note payable to the Small Business
           Administration; due in monthly
           installments of $8,541 with interest at
           7.32%; secured by land and building
           as well as personal guarantees and assets
           of an officer of the Company........................    966,075            989,679
                                                                 ---------          ---------

           Total long-term debt................................  2,997,833          3,188,467

           Less current portion................................  1,003,477            795,415
                                                                 ---------          ---------

           Total long-term debt excluding
           current portion..................................... $1,994,355         $2,393,052

           Aggregate maturities for each of the five years subsequent to December 31, 1997, are as follows:

                                                1998         $1,003,477
                                                1999            135,433
                                                2000             59,364
                                                2001             62,699
                                                2002             60,413
                                                Later         1,676,447
                                                             ----------
           Total long-term debt................              $2,997,833
                                                             ----------
                                                             ----------

NOTE 8 - LEASES

           The following represents assets under capital lease at December 31, 1997 and 1996.

                                                        1997         1996
                                                        ----         ----
           Equipment.................................  $82,357      $91,857
           Less accumulated depreciation.............   19,409        5,211
                                                       -------      -------
           Net property under capital lease..........  $62,948      $86,646
                                                       -------      -------
                                                       -------      -------

           Amortization of assets held under capital lease is included with depreciation expense. Rental expense for operating leases during the years ended December 31, 1997 and 1996 was $28,007 and $29,286, respectively.

                     At December 31, 1997, the Company is liable under the terms of noncancelable leases for the following minimum lease commitments:

                                                             Capital           Operating
                                                             Leases              Leases
                                                        ----------------     -------------
                     Year ended December 31:  1998      $         15,699     $      13,590
                                              1999                17,432             6,142
                                              2000                12,958             3,115
                                              2001                15,965             2,077
                                                        ----------------     -------------

                     Total minimum lease payments       $         61,784     $      23,238
                     Less interest                                 5,628     -------------
                                                        ----------------     -------------
                     Present value of net minimum
                      lease payments                    $         61,785
                     Less current portion                         15,699
                                                        ----------------
                     Capital lease obligations
                      excluding current portion         $         46,086
                                                        ----------------
                                                        ----------------

NOTE 9  -            INCOME TAXES

                     Income tax expense (benefit) attributable to income from continuing operations consists of:

                                                                    Current           Deferred            Total
                                                                   ---------          ---------          --------
                       Year ended December 31, 1997
                       Federal                                     $      --          $  53,694          $ 53,694
                       State                                              --              7,900             7,900
                                                                   ---------          ---------          --------
                                                                   $      --          $  61,594          $ 61,594
                                                                   ---------          ---------          --------
                                                                   ---------          ---------          --------

                       Year ended December 31, 1996
                       Federal                                     $      --          $ (11,324)         $(11,324)
                       State                                           3,060                702             3,762
                                                                   ---------          ---------          --------
                                                                   $   3,060          $ (10,622)         $ (7,562)
                                                                   ---------          ---------          --------
                                                                   ---------          ---------          --------


                     Income tax expense (benefit) from continuing operations differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to pretax loss from continuing operations as a result of the following:

NOTE 9  -            INCOME TAXES (CONTINUED)

                                                                             1997           1996
                                                                          ----------     ----------
                          Computed "expected" tax benefit                 $ (118,177)    $ (277,641)

                          Change in the valuation
                          allowance for deferred tax
                          assets allocated to income tax expense             177,961        308,320

                          State taxes, net of income tax benefit                  --            793

                          Other                                                1,810        (39,034)
                                                                          ----------     ----------
                                                                          $   61,594     $   (7,562)
                                                                          ----------     ----------
                                                                          ----------     ----------


                     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996, are presented below.

                                                                              1997              1996
                                                                            --------          --------
                          Deferred tax assets:

                          Inventory capitalization                          $165,343           $34,043
                          Allowance for bad debts                             11,072             6,167
                          Compensated absences accrued
                          for financial reporting purposes                    14,377                --
                          Net operating loss carryforward                    290,216           338,070
                          Intangibles, principally due
                          to differences in amortization                       5,273                --
                                                                            --------          --------
                          Total gross deferred tax assets                    486,281           378,280
                          Less valuation allowance                           486,281           308,320
                                                                            --------          --------
                          Total deferred tax assets                                0            69,960
                                                                            --------          --------
                          Deferred tax liabilities:

                          Plant and equipment,
                          principally due to differences
                          in depreciation                                     (5,036)           (1,365)
                          Intangibles, principally due
                          to differences in amortization                          --           (12,037)
                                                                            --------          --------
                          Total gross deferred tax liabilities                (5,036)          (13,402)
                                                                            --------          --------
                          Net deferred tax assets (liabilities)             $ (5,036)         $ 56,558
                                                                            --------          --------
                                                                            --------          --------

NOTE 9  -            INCOME TAXES (CONTINUED)

                     The valuation allowance for deferred tax assets as of January 1, 1996 was -0-. The net change in the total valuation allowance for the years ended December 31, 1997 and 1996 was $177,961 and $308,320 respectively.

NOTE 10 -            STOCKHOLDERS' EQUITY

                     On March 11, 1997, the Board of Directors approved Regulation S offerings of its common stock to raise between three to five million dollars in working capital. The stock was made available to foreign investors at a price of approximately 50 percent of market value which was $3.88 on March 11, 1997. Regulation S stock is routinely offered at a discount from the bid price because of its temporarily restrictive nature.

                     During June 1997, the Company received 18,000 shares of stock in exchange for debts owed to the Company. These shares were recorded as treasury stock at the fair market value of $10.00 per share. In July 1997, the Company received an additional 73,515 shares of stock in exchange for assets sold by the Company. The shares received in exchange for these assets were recorded as treasury stock at the fair market value of $10.00 per share. In addition, four thousand shares were exercised under the 1996 incentive stock option plan.

NOTE 11 -            RELATED PARTY TRANSACTIONS

                     The Company's subsidiary, Softalk, Inc., maintains a royalty agreement for patent and trademark rights on telephone accessories from WAC Research (WAC), a Utah corporation. The Chief Executive Officer (CEO) and director of the Company, is the beneficial owner of 50 percent of WAC. WAC has at various times been involved in assisting the Company financially. During the years ended December 31, 1997 and 1996, the Company paid WAC $120,312 and $222,313, respectively in royalties.

                     During 1995, the Company sold all rights and interest in various discontinued products to WAC for $193,000 in the form of a demand note bearing 8% interest. As part of the transaction, inventory and molds were also sold at cost to WAC. During June 1997, the Company received 18,000 shares of its common stock from WAC as payment in full of all outstanding balances. Such shares were valued at the market price of $10.00 per share, which represented the current market value of the stock. The treasury stock was used to pay off $154,000 on the note and accrued interet and $26,000 of other WAC related receivables.

                     The CEO and director of the Company is an owner of rental property in Park City, Utah which the Company leases on an annual basis. The Company uses the rental property for travel, promotional work, lodging, and entertainment for customers, suppliers, and employees. The Company paid $84,000 for each of the years ending December 31, 1997 and 1996. This cost covered operating, maintenance, and general care of the property.

NOTE 11 -            RELATED PARTY TRANSACTIONS (CONTINUED)

                     The Company pays credit card bills for members of the Board of Directors on a month-to-month basis. The amounts are generally paid back to the Company in the following month. At December 31, 1997 and 1996, the amounts owed to the Company were $5,094 and $11,485, respectively. These amounts are included in other receivables in the accompanying consolidated balance sheets. Also included in other receivables are related party receivables of $60,000 and $145,419 for the years ending December 31, 1997 and 1996.

NOTE 12 -            COMMITMENTS AND CONTINGENCIES

                     On December 1, 1996, Nordic purchased the assets of Nordic Lights, Inc. including equipment, inventory, and product rights related to the flashlight industry. As part of the purchase agreement, restricted common stock warrants were to be issued if the following conditions were met.

                     1.) Upon Nordic Technologies achieving $5,000,000 in gross sales on or before December 31, 1999, a warrant to purchase an additional 50,000 shares at $1.00 per share would be earned by Nordic Lights, Inc.;
                     2.) Upon achieving $7,500,000 in gross sales on or before December 31, 2000, Nordic Lights was to receive a warrant to purchase an additional 50,000 at $1.00 per share;
                     3.) Upon achieving $10,000,000 in gross sales on or before December 31, 2001, a warrant for an additional 50,000 shares to be purchased at $1.00 per share was to be issued to Nordic Lights, Inc.;
                     4.) Upon achieving $15,000,000 in gross sales on or before December 31, 2002, a warrant for an additional 50,000 shares to be purchased at $1.00 per share was to be issued to Nordic Lights, Inc.;
                     5.) Upon achieving $20,000,000 in gross sales on or before December 31, 2003, a warrant for a final 50,000 shares to be purchased at $1.00 per share was to be issued to Nordic Lights, Inc.;

                     Additionally, options for 250,000 shares may be granted to Nordic employees if determined to be key contributors to the success of the Company as determined by the Company's Board of Directors. However, such options may be granted only in fiscal years in which Nordic shall experience not less than $2,500,000 in gross sales. In addition, only 100,000 shares may be granted in each year meeting this sales criteria. Such options shall be exercisable at $.50 per share.

                     In connection with issuances of Regulation S stock during 1997, management believed that 125,000 shares were issued in error. The certificate relating to these shares was canceled upon approval by the Board of Directors. Subsequent to cancellation, demand has been made for the re-issuance of these shares. Management of the Company is currently investigating this demand and will reissue any shares, if appropriate, to any entity which may be entitled to such shares.

                     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations, or liquidity.

NOTE 13 -            STOCK OPTIONS
                     The Company has established two stock option plans under which it is authorized to grant both non-qualified and incentive stock options to employees, board members, and certain related entities. The NonQualified Stock Option
                     Plan (Non-Qualified Plan) provides for the granting of options to acquire a maximum of 2,377,500 shares of common stock of the Company, while the 1996 Incentive Option Plan
                     (1996 Plan) provides options to acquire a maximum of 200,000 shares of common stock.

                     Under the Non-Qualified Plan, options issued to employees to acquire up to 1,640,000 shares become exercisable upon continued employment with the Company for six years and the achievement of profitable operations for three out of the six years. Such options expire sixteen years from the date of the grant. Options to acquire 737,500 become exercisable four years from the date of grant and expire in the year 2010.

                     Options granted under the 1996 Plan become exercisable as of the date of grant and expire five years from the date of grant, or three months following termination, or 24 months following death of the employee.

                     A summary of stock options is as follows for the years ended December 31:

                     FIXED OPTIONS:                                   1997                                   1996
                     -------------                        ------------------------------        ----------------------------
                                                                                Exercise                            Exercise
                                                          Shares (000)           Price          Shares (000)          Price
                                                          ------------          --------        ------------        --------
                     Outstanding at beginning of year          833                $2.50               --                 --
                     Granted                                   105                $2.50              833               $2.50
                     Exercised                                 (4)                $2.50               --                 --
                                                             -----                                 -----
                     Outstanding at end of year                934                $2.50              833               $2.50
                                                             -----                                 -----
                                                             -----                                 -----
                     Options exercisable at year-end           196                $2.50               95               $2.50
                                                             -----                                 -----
                                                             -----                                 -----
                     Weighted average fair value of
                       options granted during the year       $1.42                                 $2.00

                     Weighted average remaining
                       contractual life for
                       exercisable options at year-end   3.5 years                               4 years



                     VARIABLE OPTIONS:                                 1997                                   1996
                     -----------------                    ------------------------------        ----------------------------
                                                                                Exercise                            Exercise
                                                          Shares (000)           Price          Shares (000)          Price
                                                          ------------          --------        ------------        --------

                     Outstanding at beginning of year         840                $2.00               --                - -
                     Granted                                  800                $2.00              840               $2.00
                                                             -----                                 -----
                     Outstanding at end of year             1,640                $2.00              840               $2.00
                                                             -----                                 -----
                                                             -----                                 -----
                     Weighted average fair value of
                       options granted during the year      $2.22                                 $2.19



             The Company applies the intrinsic value method under APB No. 25 in accounting for stock-based employee compensation arrangements. Had compensation cost for the Company's stock options plans been determined pursuant to the fair value method under SFAS No. 123, the Company's net loss and net loss per share would have increased accordingly. The fair value of options granted under the Company's stock option plans has been estimated using the Black-Scholes option pricing model with the following weighted average assumptions: dividend yield of 0%, risk free interest rate of 5.5%, expected volatility of 60.3% and expected lives of 16 years for options granted under the Non-Qualified Plan and 10 years for options granted under the 1996 Plan.

                                                                             1997                1996
                                                                         ------------        -----------
             Net loss                                As Reported         $  (409,172)        $(1,045,149)
                                                     Pro forma           $(2,333,753)        $(4,550,164)

             Basic and diluted loss per share        As Reported             $ (0.18)             $(0.71)
                                                     Pro forma               $ (1.02)             $(3.11)

NOTE 15 -    SUBSEQUENT EVENTS

             In February of 1998, Nordic signed a letter of intent setting forth terms and conditions to form the basis of a joint venture/partnership with a flashlight supplier in Taiwan. According to terms of this letter of intent, Nordic and the supplier would each own 50% of the new company with Nordic occupying four of the seven Board of Director seats of the new company. Other terms of the agreement are still under negotiation.

             On April 2, 1998, the Board of Directors approved the terms of an engagement letter with a financial services firm which provides for the placement of $1,500,000 of Company convertible debentures and up to $10,000,000 in common stock in the form of an Equity Line of Credit.

NOTE 16 -    FAIR VALUE OF FINANCIAL INSTRUMENTS

             The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. Financial instruments are included in the consolidated balances sheets at carrying cost.

             The carrying amounts approximate fair value for cash, trade accounts receivable, related party and other receivables, prepaid expenses, other assets, trade accounts payable, and accrued expenses because of the short maturity of these instruments. Because the blended interest rate of long-term debt approximates the current interest rates available, the carrying value of long-term debt instruments also approximates fair market value.

                           DYNATEC INTERNATIONAL, INC.
                            CONDENSED BALANCE SHEETS
                                 MARCH 31, 1998


------------------------------------------------------------------------------------------------
ASSETS                                                             March 31, 1998
                                                                     (Unaudited)
                                                                   ---------------
------------------------------------------------------------------------------------------------
CURRENT ASSETS
------------------------------------------------------------------------------------------------
 Cash                                                              $   679,647
------------------------------------------------------------------------------------------------
 Trade accounts receivable, net of allowance for doubtful
   accounts of $21,038 in 1998 and $29,684 in 1997                   2,148,401
------------------------------------------------------------------------------------------------
 Related party and other receivables                                   633,520
------------------------------------------------------------------------------------------------
 Inventories (Note 2)                                                2,987,446
------------------------------------------------------------------------------------------------
 Prepaid expenses                                                      226,468
------------------------------------------------------------------------------------------------
 Other                                                                  16,315
                                                                   -----------
------------------------------------------------------------------------------------------------
          TOTAL CURRENT ASSETS                                      6,691,797
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
PROPERTY, PLANT AND EQUIPMENT, NET                                  3,941,811
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
OTHER ASSETS
------------------------------------------------------------------------------------------------
 Deposits                                                              55,361
------------------------------------------------------------------------------------------------
 Intangible assets, net                                               251,633
                                                                    -----------
------------------------------------------------------------------------------------------------
          TOTAL OTHER ASSETS                                          306,994
                                                                    -----------
------------------------------------------------------------------------------------------------
                    TOTAL ASSETS                                    $10,940,602
                                                                    -----------
                                                                    -----------
------------------------------------------------------------------------------------------------










    The accompanying notes are an integral part of these condensed financial statements.

                           DYNATEC INTERNATIONAL, INC.
                      CONDENSED BALANCE SHEETS (CONTINUED)
                                 MARCH 31, 1998


--------------------------------------------------------------------------------------------------------


                                                                         March 31, 1998
LIABILITIES AND EQUITY                                                     (Unaudited)
                                                                         --------------
--------------------------------------------------------------------------------------------------------
CURRENT LIABILITIES
--------------------------------------------------------------------------------------------------------
  Short-term note payable                                                $   1,653,873
--------------------------------------------------------------------------------------------------------
  Current portion of long-term debt                                            745,845
--------------------------------------------------------------------------------------------------------
  Current portion of capital lease obligations                                  16,492
--------------------------------------------------------------------------------------------------------
  Accounts payable                                                           1,230,853
--------------------------------------------------------------------------------------------------------
  Accounts payable-other                                                       961,250
--------------------------------------------------------------------------------------------------------
  Accrued expenses                                                             153,362
--------------------------------------------------------------------------------------------------------
  Accrued advertising                                                          128,481
--------------------------------------------------------------------------------------------------------
  Accrued royalties payable                                                     91,401
                                                                          ------------
--------------------------------------------------------------------------------------------------------
              TOTAL CURRENT LIABILITIES                                      4,981,557
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
LONG-TERM LIABILITIES
--------------------------------------------------------------------------------------------------------
  Long-term debt                                                             1,899,259
--------------------------------------------------------------------------------------------------------
  Capital lease obligations                                                     40,912
--------------------------------------------------------------------------------------------------------
  Deferred income taxes                                                          5,036
                                                                          ------------
--------------------------------------------------------------------------------------------------------
              TOTAL LIABILITIES                                              6,926,764
--------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------------------------------
  Common stock, $.01 par value, authorized 100,000,000 shares
--------------------------------------------------------------------------------------------------------
     2,871,627 issued at December at March 31, 1998 and
--------------------------------------------------------------------------------------------------------
     2,859,940 issued at December 31, 1997                                      28,716
--------------------------------------------------------------------------------------------------------
  Treasury stock, at cost, 91,515 shares                                      (915,150)
--------------------------------------------------------------------------------------------------------
  Additional paid-in capital                                                 5,596,723
--------------------------------------------------------------------------------------------------------
  Accumulated deficit                                                         (696,451)
                                                                          ------------
--------------------------------------------------------------------------------------------------------
              TOTAL STOCKHOLDERS' EQUITY                                     4,013,838
                                                                          ------------
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                                  $ 10,940,602
                                                                          ------------
                                                                          ------------
--------------------------------------------------------------------------------------------------------



    The accompanying notes are an integral part of these condensed financial statements.

                           DYNATEC INTERNATIONAL, INC.
                       CONDENSED STATEMENTS OF OPERATIONS
               For the Three Months ended March 31, 1998 and 1997
                                   (Unaudited)


                                                           Three Months    Three Months
                                                           Ended March     Ended March
                                                             31, 1998        31, 1997
----------------------------------------------------------------------------------------
REVENUE AND PRODUCT RIGHTS (Note 9)                         $4,227,786     $  2,554,618
COST OF SALES                                                2,281,051        1,779,783
                                                            ----------     ------------
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
GROSS PROFIT                                                 1,946,735          774,835
----------------------------------------------------------------------------------------
EXPENSES
----------------------------------------------------------------------------------------
  Selling expenses                                             665,767          587,749
----------------------------------------------------------------------------------------
  Research and development                                      33,200          136,154
----------------------------------------------------------------------------------------
  General and administration expenses                          439,215          457,563
----------------------------------------------------------------------------------------
  Provision for losses on accounts receivable                       --            5,000
                                                           -----------     ------------
----------------------------------------------------------------------------------------
         TOTAL EXPENSES                                      1,138,182        1,186,466
                                                           -----------     ------------
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
OPERATING GAIN (LOSS)                                          808,553         (411,631)
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
OTHER INCOME/(EXPENSE)
----------------------------------------------------------------------------------------
  Interest income                                                3,340            3,982
----------------------------------------------------------------------------------------
  Interest expense                                            (107,009)        (103,715)
----------------------------------------------------------------------------------------
  Loss on sale of asset                                        (21,006)              --
                                                           -----------     ------------
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
TOTAL OTHER EXPENSE                                           (124,675)         (99,733)
                                                           -----------     ------------
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                       683,878         (511,364)
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
INCOME TAX EXPENSE (Note 6)                                         --             (500)
                                                           -----------     ------------
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
NET INCOME (LOSS)                                          $   683,878         (511,864)
                                                           -----------     ------------
                                                           -----------     ------------
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
BASIC NET INCOME (LOSS) PER SHARE                          $      0.25           (0.25)
                                                           -----------     ------------
                                                           -----------     ------------
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
DILUTED NET INCOME (LOSS) PER SHARE                        $      0.20           (0.25)
                                                           -----------     ------------
                                                           -----------     ------------
----------------------------------------------------------------------------------------




     The accompanying notes are an integral part of these condensed financial statements.

                           DYNATEC INTERNATIONAL, INC.
                       CONDENSED STATEMENTS OF CASH FLOWS
               For the Three Months ended March 31, 1998 and 1997
                                   (Unaudited)


                                                            Three Months        Three Months
                                                            Ended March         Ended March
                                                              31, 1998            31, 1997
-------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
-------------------------------------------------------------------------------------------------
Net income (loss)                                           $    683,878        $   (511,864)
Adjustments to reconcile net income (loss) to net cash
-------------------------------------------------------------------------------------------------
 used in operating activities:
-------------------------------------------------------------------------------------------------
Depreciation                                                      87,333             110,670
-------------------------------------------------------------------------------------------------
Amortization                                                      15,942              16,067
-------------------------------------------------------------------------------------------------
Loss on sale of assets                                            21,006                  --
-------------------------------------------------------------------------------------------------
Provision for losses on accounts receivable                           --               5,000
-------------------------------------------------------------------------------------------------
Changes in operating assets and liabilities:
-------------------------------------------------------------------------------------------------
 Trade accounts receivable                                      (598,513)           (391,145)
-------------------------------------------------------------------------------------------------
 Related party and other accounts receivable                    (207,389)                 --
-------------------------------------------------------------------------------------------------
 Inventories                                                    (465,297)           (151,507)
-------------------------------------------------------------------------------------------------
 Prepaid expenses                                                  7,652             (15,719)
-------------------------------------------------------------------------------------------------
 Other                                                            10,877               6,500
-------------------------------------------------------------------------------------------------
 Deposits                                                         52,270             (30,290)
-------------------------------------------------------------------------------------------------
 Accounts payable                                                238,221             401,658
-------------------------------------------------------------------------------------------------
 Accounts payable-other                                          (63,750)                 --
-------------------------------------------------------------------------------------------------
 Accrued expenses                                                (72,594)            (62,725)
-------------------------------------------------------------------------------------------------
 Accrued advertising                                            (221,519)                 --
-------------------------------------------------------------------------------------------------
 Accrued royalties payable                                        73,519               7,378
-------------------------------------------------------------------------------------------------
 Income tax payable                                                   --                 100
                                                            ------------        ------------
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
NET CASH USED IN OPERATING ACTIVITIES                       $   (438,364)           (615,877)
                                                            ------------        ------------
-------------------------------------------------------------------------------------------------


      The accompanying notes are an integral part of these condensed financial statements.

                           DYNATEC INTERNATIONAL, INC.
                 CONSDENSED STATEMENTS OF CASH FLOWS (CONTINUED)
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997
                                   (UNAUDITED)

                                                          Three Months          Three Months
                                                         Ended March 31,      Ended March 31,
                                                              1998                 1997
                                                         ------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of assets                          $   47,000              $         --
  Receivable from related parties                                --                    60,876
  Capital expenditures                                     (167,478)                 (87,699)
                                                         ----------              -------------

NET CASH USED IN INVESTING ACTIVITIES                      (120,478)                  (26,823)
                                                         ----------              -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings under line of credit agreements            322,704                  (372,215)
  Decrease in debt issuance costs                                --                     3,255
  Net borrowings (payments) on long-term debt              (352,728)                  339,811
  Net payments on capital lease obligations                  (4,381)                   (6,808)
  Cash received for future Regulation S offerings           940,000                        --
  Issuance of Stock pursuant to Regulation S offerings           --                   500,000
                                                         ----------              -------------

NET CASH PROVIDED BY FINANCING ACTIVITIES                   905,595                   464,043
                                                         ----------              -------------

INCREASE (DECREASE) IN CASH                                 346,753                  (178,657)

CASH AT BEGINNING OF YEAR
                                                            332,894                   240,145
                                                         ----------              -------------

CASH AT END OF PERIOD                                    $  679,647              $     61,488
                                                         ----------              -------------
                                                         ----------              -------------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:

Cash paid for interest                                   $  118,818              $     93,587
Cash paid for income taxes                                       --                       400

The accompanying notes are an integral part of these condensed financial statements.

                           DYNATEC INTERNATIONAL, INC.
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997


NOTE 1 - BASIS OF PRESENTATION

         The accompanying unaudited, condensed financial statements have been prepared in accordance with the instructions to Form 10-QSB, and therefore, do not include all information and footnotes necessary for a complete presentation of the results of operations, the financial position, and cash flows, in conformity with generally accepted accounting principles. This report on Form 10-QSB for the three months ended March 31, 1998 should be read in conjunction with the Company's annual report on form 10-KSB for the year ended December 31, 1997.

         The accompanying unaudited condensed consolidated financial balance sheets, statements of operations and cash flows reflect all normal recurring adjustments which are, in management's opinion, necessary for a fair presentation of the Company's financial position, results of operation, and cash flows. The results of operations for the interim period ended March 27, 1998 are not necessarily indicative of the results to be expected for the full year.

NOTE 2 - INVENTORIES

         Effective January 31, 1998, the Company changed its method of determining the cost of inventory from last-in, first-out (LIFO) to first-in, first-out (FIFO). Historically, the difference between the LIFO and current costs of inventories has been immaterial.

         Inventories, consisting principally of telephone accessory, hardware/houseware, flashlights, telecommunication headsets, and other miscellaneous products sold to mass market merchandisers as of March 31, 1998 are summarized as follows:

                                                      March 31
                                                        1998
                                                   ------------
         Raw                                       $ 1,185,819
         Finished                                    1,801,627
                                                   ------------
                                                    $ 2,987,446
                                                   ------------
                                                   ------------

NOTE 3 - NET EARNINGS PER SHARE

         On December 31, 1997, the Company adopted the provisions of FAS No. 128, Earnings Per Share. FAS 128 requires the presentation of both basic and diluted earnings per share (EPS). Basic EPS is the amount of net income or loss divided by the weighted average number of shares of common stock outstanding. Diluted EPS is the amount of income or loss for the period divided by the weighted average number of shares plus all potentially dilutive common shares.

                           DYNATEC INTERNATIONAL, INC.
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997


         In calculating EPS, the earnings were the same for both the basic and diluted calculation. The effect of common stock options is not included in the 1997 calculation as such options would be anti-dilutive. A reconciliation between the basic and diluted weighted-average number of shares outstanding as of March 31, 1998 and 1997 is summarized as follows:

                                                                1998           1997
                                                               ---------     ---------
     Basic weighted-average number of shares                   2,779,882     2,047,982
     Weighted-average number of common stock options             584,090            --
                                                               ----------    ----------
     Diluted weighted-average number of shares                 3,363,972     2,047,982
                                                               ----------    ----------
                                                               ----------    ----------


NOTE 4 - YEAR 2000

          During 1997, the Company developed a plan to deal with the Year 2000 problem and began converting its computer systems to be Year 2000 compliant. During the fourth quarter of 1997 and the first quarter of 1998, the Company began converting to a new accounting and materials resource planning software program. The Year 2000 problem is the result of the computer programs being written using two digits rather than four to define the applicable year. The Company is capitalizing costs associated with the new software as the new software is being implemented to provide better inventory tracking and accounting controls. All other system changes are being expensed as incurred. The Company does not anticipate any year 2000 compliance problems.

NOTE 5 -  NEW ACCOUNTING PRONOUNCEMENTS

          The Company adopted Financial Accounting Standards No. 130 (SFAS
          130), Reporting Comprehensive Income, effective January 1, 1998. SFAS 130 establishes standards for reporting and displaying comprehensive earnings and its components in financial statements. As of March 31, 1998, the Company has no items to report as components of comprehensive income.

NOTE 6  - INCOME TAXES

          The Company has net operating loss carryforwards from prior years which will exceed the income generated in the first quarter of 1998. The deferred tax asset related to these carryfowards was fully reserved for as of December 31, 1997. Accordingly, no income tax expense is being reported for the period ended March 31, 1998.

                           DYNATEC INTERNATIONAL, INC.
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997


NOTE 7 -  STOCKHOLDERS' EQUITY

          As of March 31, 1998, $940,000 in funds, which is included in accounts payable-other in the accompanying condensed balance sheet, has been received in anticipation of future Regulation S common stock offerings as approved by the Board of Directors in March 1997. The terms and agreements for these stock offerings are still under negotiation. Regulation S stock is typically sold at a significant discount from market value because of its restricted nature.

NOTE 8 -  STOCK OPTIONS

          A summary of stock options is as follows for the period ended March 31, 1998:


          FIXED OPTIONS:
          ----------------------------------------------------------------------
                                                      Shares         Exercise
                                                       (000)          Price
          ----------------------------------------------------------------------
          Outstanding at December 31, 1997               934               $2.50
          Granted                                        100               $6.50
          Exercised                                      (12)              $2.50
                                                        -----
          Outstanding at March 31, 1998                 1,022            Various
                                                        -----
                                                        -----
          Options exercisable at March 31, 1998           284              $2.50
                                                        -----
                                                        -----
          Weighted average fair value of
            options granted during first quarter        $3.69

          Weighted average remaining contractual
            life for exercisable options at
            March 31, 1998                           3.9 years
          ----------------------------------------------------------------------

          VARIABLE  OPTIONS:

          ----------------------------------------------------------------------
                                                      Shares         Exercise
                                                       (000)          Price
          ----------------------------------------------------------------------
          Outstanding at December 31, 1997                945              $2.50
          Granted                                         840              $6.50
                                                       ------
          Outstanding at March 31, 1998                 1,785            Various
                                                       ------
          Weighted average fair value of
            options granted during first quarter       $5.58
          ----------------------------------------------------------------------

                           DYNATEC INTERNATIONAL, INC.
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997


NOTE 9 - OTHER

         In February of 1998, the Company's subsidiary, Nordic Technologies, Inc. (Nordic), signed a letter of intent setting forth terms and conditions to form the basis of a joint venture/partnership with a flashlight supplier in Taiwan. According to terms of this letter of intent, Nordic and the supplier would each own 50% of the new company with Nordic occupying four of the seven Board of Director seats of the new company. Other terms of the agreement are still under negotiation.

         On December 11, 1997, the Company entered into an agreement with an overseas supplier whereby non-exclusive rights to market Company products internationally were sold. According to the agreement, the purchase price was paid by the sale of Company stock owned by the supplier. The supplier sold the stock in March of 1998, and the proceeds of $580,000 were received by the Company in April of 1998. The receivable associated with this transaction is reflected as part of related party and other receivables in the accompanying condensed balance sheet.

         On May 22, 1998, the Company closed a transaction that has provided net proceeds to the Company of $1,335,000. These funds have been raised pursuant to the sale by the Company of a convertible debenture in the face amount of $1,500,000. The transaction has been accomplished pursuant to a credit agreement between the Company and a group of five investors which have not previously been shareholders of the Company. In addition, the Company can use a "put" mechanism to periodically draw down up to $10,000,000 under an equity line of credit.

         Additionally, upon registration of the underlying shares which may be purchased pursuant to the convertible debentures, the Company will receive an additional $500,000 of gross sales proceeds. The Company is obligated to issue warrants to the investors and the placement agent associated with the transaction in proportion to the amount of cash actually received pursuant to the credit agreement. The terms of the credit agreement are more fully discussed in a Form 8-K report filed with the SEC on June 8, 1998.

           NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER, SOLICITATION OF SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS.

                    ---------------------------------

                            TABLE OF CONTENTS

                                                           PAGE
                                                         --------
Prospectus Summary...................................        2
Risk Factors.........................................
Use of Proceeds......................................
Dividend Policy......................................
Price Range of Common Stock..........................
Capitalization.......................................
Selling Security Holders.............................       12
Business.............................................
Selected Consolidated Financial
    Data.............................................
Management's Discussion and Analysis of Financial
 Condition and Results of Operations.................
Management...........................................
Certain Transactions.................................
Description of Capital Stock.........................
Legal Matters........................................       37
Experts..............................................
Available Information................................       38
Index to Financial Statements........................      F-1

                                           ________SHARES

                                     DYNATEC INTERNATIONAL, INC.
                                             COMMON STOCK

                                      ------------------------
                                              PROSPECTUS
                                      ------------------------

               PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

          The Company has included in its Restated Article of Incorporation provisions to indemnify its directors and officers from personal liability to the Company or any of its shareholders for damages for the breach of a fiduciary duty. The Restated Article also provide for rights of indemnification as allowed under the laws of the state of Nevada. The Amended and Restated Bylaws of the Company contain provisions to indemnify the directors and officers from personal liability to the Company or any of its shareholders for damages arising out of any act or conduct of said officer or director performed for or on behalf of the Company. The directors and officers enjoy rights of indemnification for defending criminal or civil actions, suits, or proceedings involving alleged acts or omissions by the director or officer while acting in said party's capacity on behalf of the corporation. The corporation does not indemnify a director or officer for any acts or omissions involving negligence or willful misconduct. The Bylaws further provide that by agreement, stockholder vote or by the action of disinterested directors, additional rights of indemnification may.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to such indemnification provisions, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 25.  Other Expenses of Issuance and Distribution

          The following table sets forth an estimate of the expenses expected to be incurred in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, all of which will be paid by the Company:


Registration Fee - Securities and Exchange Commission.....................$5,260
Listing Fee - Nasdaq SmallCap Market.......................................5,264
Transfer Agent and Registrar Fees and Expenses.............................2,000
Blue Sky Fees and Expenses  (including legal fees)........................10,000
Legal Fees and Expenses...................................................45,000
Accounting Fees and Expenses..............................................25,000
Printing and Engraving Expenses............................................5,000
Miscellaneous.............................................................10,476
                                                                        --------
    Total...............................................................$108,000
                                                                        --------
                                                                        --------


Item 26.  Recent Sales of Unregistered Securities.

Set forth below is a table summarizing all transactions of the sale of securities of the Company for the past three years, which securities were not registered under the Securities Act. The table does not include (a) the Private Placement which is the subject of this Registration Statement, or
(b) the employee options granted pursuant to the non-qualified options and the

1996 Incentive Stock Option Plan of the Company, as discussed in the Executive Compensation section of this Registration Statement.


------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
                 NO. OF           NAME OR CLASS OF
         DATE    SHARES             PURCHASER(S)                        CONSIDERATION
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
1    11/27/96    474,469    All of the then existing         Issued pursuant to the one and one-
                            shareholders of the Company      half for one forward split of the
                                                             stock of the Company
------------------------------------------------------------------------------------------------
2    12/2/96     550,000    Shareholders of Nordic Lites,    Assets of Nordic Lites, Inc.
                            Inc., a Texas corporation
------------------------------------------------------------------------------------------------
3    2/26/97     173,500    Non-U.S. Purchasers              $250,000
------------------------------------------------------------------------------------------------
4    3/26/97     125,000    Non-U.S. Purchasers              $250,000
------------------------------------------------------------------------------------------------
5    7/1/97      125,000    Non-U.S. Purchasers              $250,000
------------------------------------------------------------------------------------------------
6    7/10/97     125,000    Non-U.S. Purchasers              $250,000
------------------------------------------------------------------------------------------------
7    12/31/97    333,334    Non-U.S. Purchasers              $1,000,000
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------


          Transactions 1 and 2 are deemed exempt from registration pursuant to the provisions of Regulation D adopted by the Securities and Exchange Commission. Transaction 1 was merely a private placement to the existing shareholders of the Company pursuant to the forward split of the stock of the Company. Transaction 2 is documented by signed investment intent letters of the shareholders of Nordic Lites, Inc. The certificates representing each of the issued shares bear an appropriate restrictive legend, and the transfer agent of the Company has been given stop transfer instructions with regard to shares issued under any Regulation D exemption.

          The remaining transactions are deemed exempt from registration pursuant to the provisions of Regulation S adopted by the Securities and Exchange Commission. Each of these transactions is documented by signed subscription agreements. The Company reasonably believes, and each of the purchasers specifically warranted and represented to the Company, that
(a) the purchaser was not a U.S. person as that term is defined under Regulation S; (b) at the time the buy order for the securities was originated, the purchaser was outside the United States and was outside of the United States as of the date of the execution and delivery of the purchaser's subscription agreement; (c) the purchaser was purchasing the securities for its own account and not on behalf of any U.S. person; (d) the sale had not been pre-arranged with a purchaser in the United States; (e) all offers and resales of the securities would only be made in compliance with the provisions of Regulation S; and (f) the sales transaction was made in compliance with all of the laws of the country of domicile of the purchaser, and of any political subdivision thereof, and the customary practices and documentation of such jurisdictions. Except for an apparent oversight by the transfer agent of the Company with regard to the certificate for shares issued pursuant to the July 10, 1996 transaction listed above, the certificates representing the shares issued in such transactions bear an appropriate restrictive legend, and the transfer agent of the Company has been given stop transfer instructions with regard to shares issued under any Regulation S exemption.

          No commission or finders fees were paid on any of the referenced transactions.

Item 27.  Exhibits


           3.1       Restated Articles of Incorporation of the Company.
           3.2       Amended and Restated Bylaws of the Company.
           4.1       Specimen Common Stock Certificate (Incorporated by reference from the
                     Registration statement on Form 10 filed by the Company with the
                     Commission)
           5.1       Opinion of Bruce L. Dibb P.C.
           10.1      Convertible Debenture and Equity Line of Credit Agreement
                     (Incorporated by reference from Form 8-K (File No. 000-12806) filed by the Company with the Commission on June 8, 1998).
           10.2      Form of Convertible Debenture (Incorporated by reference from Form 8-K
                     (File No. 000-12806) filed by the Company with the Commission on
                     June 8, 1998).
           10.3      Form of A Warrants (Incorporated by reference from Form 8-K
                     (File No. 000-12806) filed by the Company with the Commission on
                     June 8, 1998).
           10.4      Form of B Warrants
           10.5      Registration Rights Agreement
           10.6      Escrow Agreement
           11.1      Computation of Per Share Earnings for the Three Months Ended March 31,
                     1998; for the Three Months Ended March 31, 1997; for the Year Ended
                     December 31, 1997; and for the Year Ended December 31, 1996.
           21.1      List of Subsidiaries of the Registrant (See, "Subsidiaries of the
                     Company" at page 18).
           23.1      Consent of Bruce L. Dibb P.C.  (included in its opinion filed as
                     Exhibit 5.1).
           23.2      Consent of KPMG Peat Marwick LLP.
           23.3      Consent of Jones Jensen & Company.

           27.1      Financial Data Schedule for three months ended March 31, 1998


Item 28.  Undertakings.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          The undersigned Registrant hereby undertakes (1) that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424 (b) (1) or (4) or 497
(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective and (2) that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

          In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Salt Lake, State of Utah, on June 26, 1998.


(Registrant):                          DYNATEC INTERNATIONAL, INC.


                                                     /s/ DON WOOD
By (Signature and Title):              -----------------------------------------
                                                     Don Wood, CEO


          In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


/s/ DON WOOD
------------------------------         ---------------------------------
DON WOOD                               FREDERICK W. VOLCANSEK

CEO and Director                       Director
---------------------------------      -----------------------------------------
(Title)                                (Title)

June 26, 1998
---------------------------------      -----------------------------------------
(Date)                                 (Date)


/s/ FREDRICK R. JACK                   /s/ JERRY R. ANDERSEN
---------------------------------      -----------------------------------------
FREDRICK R. JACK                       JERRY R. ANDERSEN

President and Director                 Principal Financial Officer and Secretary
---------------------------------      -----------------------------------------
(Title)                                (Title)

June 25, 1998                          June 26, 1998
---------------------------------      -----------------------------------------
(Date)                                 (Date)


/s/ REED D. NEWBOLD
---------------------------------
REED D. NEWBOLD

Director
---------------------------------
(Title)

June 25, 1998
---------------------------------
(Date)